Filed Pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-75214 and 333-139149
PROSPECTUS SUPPLEMENT
(To prospectus dated January 24, 2002)

$4,500,000,000

Ford Motor Company

4.25% Senior Convertible Notes due 2036

The notes will bear interest from December 15 , 2006 at the rate of 4.25% per annum. Ford will pay interest semiannually in arrears on the 15th day of June and December, beginning June 15, 2007. The notes will be convertible into shares of our common stock based on a conversion rate (subject to adjustment) of 108.6957 shares per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $9.20 per share). Holders may require Ford to purchase all or a portion of the notes for cash on December 20, 2016 and December 15, 2026 or upon a change in control or for shares of our common stock upon a designated event, in each case for a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but not including, the date of repurchase. Ford may redeem for cash all or a portion of the notes at its option at any time or from time to time on or after December 20, 2016 at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. In addition, Ford may terminate your conversion rights at any time on or after December 20, 2013 if the closing sale price of our common stock exceeds 140% of the then prevailing conversion price for 20 trading days during any consecutive 30 trading day period.

A brief description of the notes can be found under “Summary — The Offering” beginning on page S-3.

SEE “RISK FACTORS” BEGINNING ON PAGE S-10 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Ford’s common stock is listed on the New York Stock Exchange under the symbol “F.” The last reported sale price of Ford common stock on the New York Stock Exchange on December 6, 2006 was $7.36 per share.

	Per Note	Total
Initial public offering price	$1,000	$4,500,000,000
Underwriting discounts and commissions	$20	$90,000,000
Proceeds, before expenses, to Ford	$980	$4,410,000,000

The initial public offering price above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be December 15, 2006.

To the extent the underwriters sell more than $4,500,000,000 principal amount of the notes, the underwriters have the option to purchase up to an additional $450,000,000 principal amount of the notes from Ford at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the notes in book entry form only through the facilities of The Depositary Trust Company against payment in New York, New York on December 15, 2006.

Citigroup	Goldman, Sachs & Co.	JPMorgan

Deutsche Bank Securities
Lehman Brothers
Merrill Lynch & Co.
Morgan Stanley
BNP PARIBAS
Prospectus Supplement dated December 6, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the related prospectus. Ford has not authorized anyone to provide you with different information.

We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the related prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

The following information supplements, and should be read together with, the information contained in the related prospectus. You should read this information together with the financial statements and notes to the financial statements appearing elsewhere in or incorporated by reference into this prospectus supplement and the related prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov. The SEC allows us to “incorporate by reference” the information we file with them into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede the previously filed information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

•	Ford Annual Report on Form 10-K/A dated November 14, 2006 (our “Annual Report”);

•	Ford Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2006 and June 30, 2006, each dated November 17, 2006, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, dated November 14, 2006; and

•	Ford Current Reports on Form 8-K filed January 4, 2006, January 6, 2006, January 12, 2006, January 17, 2006, January 25, 2006, February 1, 2006, February 10, 2006, March 1, 2006, March 9, 2006, March 9, 2006, March 9, 2006, April 3, 2006, April 7, 2006, April 19, 2006, May 2, 2006, May 15, 2006, June 1, 2006, June 9, 2006, June 29, 2006, July 5, 2006, July 17, 2006, July 19, 2006, July 25, 2006, August 1, 2006, August 2, 2006, August 9, 2006, August 22, 2006, August 23, 2006, August 25, 2006, August 31, 2006, September 5, 2006, September 8, 2006, September 18, 2006, September 19, 2006, September 20, 2006, October 3, 2006, October 23, 2006, November 1, 2006, November 14, 2006, November 17, 2006, November 27, 2006, November 29, 2006, December 1, 2006, December 5, 2006, December 5, 2006, and December 6, 2006 (except for the information furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K and the furnished exhibits relating to that information).

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered ”filed” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act) will be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of the filing of such reports and documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Ford Motor Company
One American Road
Dearborn, MI 48126
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

Forward Looking Statements

This prospectus supplement includes “forward looking statements.” All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement, including, without limitation, statements in the sections entitled “Summary” and “Risk Factors” regarding the prospects of our industry and our prospects, plans, financial position, and business strategy, may constitute forward looking statements. These statements are based on the beliefs and assumptions of our management and on the information currently available to our management at the time of such statements and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated. Forward looking statements generally can be identified by the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions that indicate future events and trends. Although we believe that the expectations reflected in these forward looking statements are reasonable, these expectations may not prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus supplement, including in the section entitled “Risk Factors.” These forward looking statements speak only as of the date of this prospectus supplement. We will not update these statements unless the securities laws require us to do so. Factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected include, among others:

•	Continued decline in our market share;

•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;

•	A market shift (or an increase in or acceleration of market shift) away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles in the United States;

•	A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events (e.g., an escalation or expansion of armed conflict in or beyond the Middle East) or other factors;

•	Lower than anticipated market acceptance of our new or existing products;

•	Continued or increased high prices for or reduced availability of fuel;

•	Currency or commodity price fluctuations;

•	Adverse effects from the bankruptcy or insolvency of, change of ownership or control of, or alliances entered into by, a major competitor;

•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;

•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;

•	Single-source supply of components or materials;

•	Labor or other constraints on our ability to restructure our business;

•	Worse than assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	Increased safety, emissions, fuel economy or other (e.g., pension funding) regulation resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•	A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay contracts”);

•	Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, unfavorable capital market conditions, insufficient collateral, greater-than-expected negative operating-related cash flow or otherwise;

•	Higher than expected credit losses;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;

•	Changes in interest rates;

•	Collection and servicing problems related to finance receivables and net investment in operating leases;

•	Lower than anticipated residual values or higher than expected return volumes for leased vehicles;

•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions; and

•	Inability to implement the Way Forward plan.

SUMMARY

This summary highlights certain information that we believe is important concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement or incorporated herein by reference. You should carefully read the entire prospectus supplement, the related prospectus and all of the documents incorporated herein by reference, and you should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding to invest in the notes. In this prospectus supplement and related prospectus, unless indicated otherwise, “we,” “us” and “our” refer to Ford, the issuer of the notes, and its subsidiaries.

COMPANY OVERVIEW

We incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are one of the world’s largest producers of cars and trucks combined. We and our subsidiaries also engage in other businesses, including financing vehicles.

We review and present our business results in two sectors: Automotive and Financial Services. Within these sectors, our business is divided into reportable segments based upon the organizational structure that we use to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure.

Our Automotive and Financial Services segments are described in the table below:

Business Sector	Reportable Segments	Description

Automotive	Ford North America	Primarily includes the sale of Ford, Lincoln and Mercury brand vehicles and related service parts in North America (the United States, Canada and Mexico).
	Ford South America	Primarily includes the sale of Ford-brand vehicles and related service parts in South America.
	Ford Europe	Primarily includes the sale of Ford-brand vehicles and related service parts in Europe, Turkey and Russia.
	Premier Automotive Group	Primarily includes the sale of Premier Automotive Group (‘PAG”) brand vehicles (i.e., Volvo, Jaguar, Land Rover and Aston Martin) and related service parts throughout the world (including North and South America, Asia Pacific and Africa).
	Ford Asia Pacific and Africa/Mazda	Primarily includes the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and South Africa, and also includes our share of the results of Mazda Motor Corporation (of which we own approximately 33.4%) and certain of our Mazda-related investments.
Financial Services	Ford Motor Credit Company	Primarily includes vehicle-related financing, leasing, and insurance.

Outlook.  For the fourth quarter of 2006, we expect automotive operating-related cash outflows of about $3 billion and restructuring cash expenditures of between $500 million and $1 billion. We expect that, following completion of the Financing Transactions described below, we will have automotive gross cash (i.e., cash, cash equivalents, loaned and marketable securities and short-term Voluntary Employee Beneficiary Association (“VEBA”) assets) and committed credit lines totaling at least $38 billion at year-end 2006.

During the period 2007 through 2009, we expect cumulative automotive operating-related cash outflows of about $10 billion and cumulative cash expenditures for restructuring actions of about $7 billion. More than half of this $17 billion cash outflow is expected to occur in 2007. This cash outflow primarily reflects substantial operating losses in our automotive sector through 2008 and cash expenditures incurred in connection with personnel separations. It also reflects our expectation to continue to invest in new products throughout this period at about the same level as we have during the past few years, or approximately $7 billion annually.

In addition to any proceeds to be received from this offering and the closing of the new senior secured credit facilities described below, over this three-year period we expect automotive cash inflows of about $4 billion, reflecting the use of $3 billion in long-term VEBA assets, proceeds from receipt of government tax refunds and affiliate tax payments, and proceeds from planned divestitures of Aston Martin and Automobile Protection Corporation, offset partially by pension contributions.

Beginning in 2007, our indirect, wholly-owned subsidiary, Ford Motor Credit Company (together with its subsidiaries, referred to herein as “FMCC” or “Ford Credit”) will suspend its regular dividend payments. Also in 2007, we anticipate a deterioration in overall total company earnings, resulting primarily from decreased earnings at FMCC (associated with lower financing margins, lower credit loss reserve reductions, and the effect of lower average receivable levels) and increased interest costs associated with a higher level of debt at Ford. During 2008 and 2009, we anticipate that FMCC’s profitability will improve from 2007 levels.

For a definition and discussion of “operating-related cash flow,” see the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Automotive Sector” in Part I, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which is incorporated herein by reference.

Senior Secured Credit Facilities.  We intend to enter into new senior secured credit facilities substantially concurrently with the closing of the offering of the notes. The new senior secured credit facilities are expected to include a seven-year term loan with an aggregate principal amount of $7 billion, which will be drawn in a single drawing upon the closing of the facilities. The new senior secured credit facilities are also expected to include a five-year revolving credit facility, with an aggregate amount of between $10.5 billion and $11.5 billion, which amount may change at closing or thereafter based on market conditions and other factors. The revolving credit facilities are not expected to be drawn upon the closing of the facilities, but may be drawn upon at any time subject to satisfying certain conditions. We and certain of our existing domestic subsidiaries will be guarantors under the new senior secured credit facilities and our future material domestic subsidiaries will become guarantors when formed or acquired. Our obligations under the new senior secured credit facilities, along with obligations arising under certain hedging agreements, cash management obligations and additional first lien pari passu secured indebtedness will be secured on an equal basis by first-priority liens on our principal domestic manufacturing facilities (subject to public debt indenture limitations) and substantially all of our other domestic automotive assets, certain intellectual property, certain real property, all or a portion of the stock of certain of our subsidiaries (including FMCC and Volvo), certain intercompany payables and notes and up to $4 billion of marketable securities or cash proceeds therefrom. See “Description of Other Indebtedness — Senior Secured Credit Facilities.” This offering is not conditioned upon entering into the new senior secured credit facilities.

This offering of the notes and the borrowings and commitments under our new senior secured credit facilities and the application of the net proceeds therefrom are collectively referred to throughout this prospectus supplement as the “Financing Transactions.”

THE OFFERING

Securities Offered	$4,500,000,000 aggregate principal amount of 4.25% senior convertible notes due 2036, which may increase up to $4,950,000,000 aggregate principal amount of senior convertible notes, if the underwriters exercise their over-allotment option in full. Unless otherwise indicated, all information in this prospectus supplement assumes the over-allotment option is not exercised.

Offering Price	100% of the principal amount. The principal amount per note is $1,000.

Ranking	The notes will be senior unsecured obligations of Ford and will:

• be effectively junior to any existing or future secured debt;

• rank equally in right of payment with any existing or future senior unsecured indebtedness;

• rank senior to all of our existing and future subordinated debt, including Ford’s 6.50% Junior Subordinated Debentures due 2032; and

• be structurally subordinated to all existing and future liabilities of our subsidiaries, including debt for borrowed money, guarantees of our new senior secured credit facilities, trade payables, lease commitments and pension and postretirement healthcare and life insurance liabilities.

As of September 30, 2006, we and our subsidiaries (other than our financial services sector, including FMCC) had approximately $17.7 billion of consolidated indebtedness. As of September 30, 2006, our financial services sector had approximately $136.7 billion of consolidated indebtedness, including $134.5 billion of consolidated indebtedness of FMCC.

As of September 30, 2006, on a pro forma basis after giving effect to the Financing Transactions, our total outstanding debt (other than debt of our financial services sector, including FMCC) would have been approximately $29.2 billion, including:

• $7.0 billion of secured indebtedness under our new senior secured credit facilities and $0.3 billion of existing secured indebtedness;

• $2.2 billion of additional unsecured indebtedness of our subsidiaries that would be structurally senior to the notes;

• $10.0 billion of unsecured indebtedness that would have been pari passu with the notes; and

• $5.2 billion of the Junior Subordinated Debentures due 2032.

In addition, as of September 30, 2006 on a pro forma basis after giving effect to the Financing Transactions, (1) we would have had undrawn commitments under our new senior secured revolving credit facilities being entered into in connection with the Financing Transactions of between $10.5 billion and $11.5 billion, which amount may change at closing or thereafter based on market conditions and other factors, and (2) we estimate that we would continue to have commitments under existing unsecured bilateral credit facilities of approximately $1.2 billion.

Maturity Date	December 15, 2036

Interest	4.25% per annum on the principal amount, payable semiannually in arrears in cash on June 15 and December 15 of each year, commencing June 15, 2007.

Conversion	Holders may surrender their notes for conversion into Ford’s common stock at a conversion rate of 108.6957 shares of its common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $9.20 per share of our common stock. The conversion rate may be adjusted under certain circumstances, but will not be adjusted for accrued interest. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments” and “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon a Designated Event.”

Upon conversion, Ford will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock, in each case calculated as described under “Description of Notes — Conversion Rights — Settlement upon Conversion.” At any time on or prior to the 26th trading day prior to the maturity date, Ford may irrevocably elect to satisfy its conversion obligation with respect to the principal amount of the notes to be converted as described under “Description of Notes — Conversion Rights — Our Right to Irrevocably Elect Net Share Settlement upon Conversion.” Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of Notes — Conversion Rights — Conversion Procedures.”

Termination of Conversion Rights	In addition, we may terminate your conversion rights at any time on or after December 20, 2013 if the closing sale price of our common stock exceeds 140% of the then prevailing conversion price for 20 trading days during any consecutive 30 trading day period as described under “Description of Notes — Conversion Rights — Our Right to Terminate Conversion Rights.”

Optional Redemption	Ford may redeem for cash all or a portion of the notes at its option at any time on or after December 20, 2016 at a price equal to 100% of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, see “Description of Notes — Redemption by Ford.”

Repurchase at the Option of Holders	Holders may require Ford to purchase for cash all or a portion of their notes on December 20, 2016 and December 15, 2026 at a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest to, but not including, the date of repurchase. See “Description of Notes — Repurchase at the Option of Holders.”

Repurchase upon a Designated Event or Change in Control	Holders may require Ford to repurchase notes upon a change in control in cash at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase as described under “Description of Notes — Repurchase upon a Designated Event or Change in Control.” Holders may also require Ford to repurchase notes upon the occurrence of certain designated events in shares of our common stock at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase. In addition, the conversion rate will be increased for any holder who elects to convert its notes in connection with certain designated events. See “Description of Notes — Conversion Rights — Adjustment to the Conversion Rate upon a Designated Event.”

Use of Proceeds	We expect to use proceeds from both this offering and borrowings under our new senior secured credit facilities for general corporate purposes, including to fund a portion of our substantial negative operating-related cash flow and to pay restructuring costs expected to be incurred in the future. See “Use of Proceeds”.

Certain Covenants	The indenture under which the notes will be issued contains covenants for the benefit of the holders of the notes which, among other things, restrict Ford’s ability to consolidate, merge, transfer all or substantially all of its assets, create liens or enter into sale and lease-back transactions. See “Description of Notes — Certain Covenants.” The indenture and the notes will not limit the amount of debt Ford or any of its subsidiaries may incur.

Events of Default	The following will be “Events of Default” for the notes:

• failure to pay accrued and unpaid interest on the notes for 30 days after becoming due;

• failure to pay the principal amount, redemption price or repurchase price of any note for five business days after such amount becomes due and payable on the notes;

• failure by Ford to provide notice of a change in control as required by the indenture;

• default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days; and

• failure by Ford to comply with any of its other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal mount of the notes then outstanding and its failure to cure (or obtain a waiver of) such default within 90 days after receipt of such notice or such shorter period as set forth under “Description of Notes — Reports to Trustee”; and

• certain events of bankruptcy, insolvency or reorganization affecting Ford.

New York Stock Exchange Symbol for Common Stock	“F”

Global Notes; Book-Entry System	Ford intends to issue the notes only in fully registered form without interest coupons and in denominations of $1,000 and integral multiples of $1,000. The notes will be evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of Notes — Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Tax	The notes and common stock that may be issuable upon conversion of the notes will be subject to complex U.S. federal income tax and estate tax rules. Prospective investors are strongly urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning, and disposing of the notes and common stock into which the notes are convertible. See “Certain United States Federal Income and Estate Tax Considerations.”

Governing Law	The indenture and the notes are governed by the laws of the State of New York.

Trustee	The Bank of New York, as successor trustee to JPMorgan Chase Bank.

Risk Factors	You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement prior to investing in the notes. In particular, we urge you to carefully consider the information set forth under “Risk Factors” beginning on page S-10 of this prospectus supplement for a discussion of risks and uncertainties relating to us, our business and an investment in the notes.

Summary Consolidated Financial Data

The following table sets forth selected financial data for each of the last five years (dollar amounts in millions, except per share amounts). The selected financial data presented in the following table has been restated for the fiscal years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the nine months ended September 30, 2005. The nature of the restatements and the effect on the financial statement line items are discussed in Note 28 to our audited consolidated financial statements contained in our Annual Report on Form 10-K/A for the year ended December 31, 2005 and incorporated by reference in this prospectus supplement. Prior year amounts have also been reclassified to conform to current year presentation.

We derived the summary historical financial data presented below from our consolidated financial statements. The statement of operations and other data presented below for the years ended December 31, 2005, 2004 and 2003 and the balance sheet data presented below at December 31, 2005 and 2004 are derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K/A for the year ended December 31, 2005 and incorporated by reference in this prospectus supplement. We derived the unaudited statement of operations and other data presented below for the years ended December 31, 2002 and 2001 and the balance sheet data presented below at December 31, 2003, 2002 and 2001 from Item 6 (Selected Financial Data) in our Annual Report on Form 10-K/A for the year ended December 31, 2005, which is incorporated by reference in this prospectus supplement. We derived the statement of operations and other data presented below for the nine months ended September 30, 2006 and 2005 and the balance sheet data presented below at September 30, 2006 from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and incorporated by reference in this prospectus supplement. Our unaudited consolidated financial statements for the nine months ended September 30, 2006 and 2005 include, in our opinion, all adjustments consisting of normal recurring adjustments necessary for a fair statement of the results for the period. The results of interim periods may not be indicative of our results for the full year.

						Nine
	Year	Year	Year	Year	Year	Months	Nine Months
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	September 30,	September 30,
	2001	2002	2003	2004	2005	2005	2006
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

Summary of Operations
Total Company
Sales and revenues	$162,501	$167,000	$166,095	$172,316	$176,896	$130,571	$119,805
Income/(loss) before income taxes	(6,372)	4,036	914	4,109	1,079	1,337	(9,363)
Provision/credit) for income taxes	(1,777)	1,459	(46)	643	(845)	(328)	(2,499)
Minority interests in net income of subsidiaries	24	367	314	282	280	196	126

Income/(loss) from continuing operations	(4,619)	2,210	646	3,184	1,644	1,469	(6,990)
Income/(loss) from discontinued operations	(168)	(333)	(143)	(146)	47	45	2
Cumulative effects of change in accounting principle	—	(1,002)	(264)	—	(251)	—	—

Net income/(loss)	$(4,787)	$875	$239	$3,038	$1,440	$1,514	$(6,988)

Automotive sector
Sales	$130,746	$134,706	$139,433	$147,119	$153,474	$112,778	$107,356
Operating income/(loss)	(7,767)	(507)	(1,035)	(200)	(4,188)	(1,985)	(11,717)
Income/(loss) before income taxes	(8,859)	(957)	(1,387)	(178)	(3,874)	(1,575)	(10,913)

										Nine
	Year	Year		Year		Year		Year		Months	Nine Months
	Ended	Ended		Ended		Ended		Ended		Ended	Ended
	December 31,	December 31,		December 31,		December 31,		December 31,		September 30,	September 30,
	2001	2002		2003		2004		2005		2005	2006
	(Restated)	(Restated)		(Restated)		(Restated)		(Restated)		(Restated)

Financial Services sector
Revenues	$31,755	$32,294		$26,662		$25,197		$23,422		$17,793	$12,449
Income/(loss) before income taxes	2,487	4,993		2,301		4,287		4,953		2,912	1,550
Total Company Data Per Share of Common and Class B Stock
Basic:
Income/(loss) from continuing operations	$(2.56)	$1.21		$0.35		$1.74		$0.89		$0.80	$(3.73)
Income/(loss) from discontinued operations	(0.09)	(0.19)		(0.08)		(0.08)		0.03		0.02	—
Cumulative effects of change in accounting principle	—	(0.55)		(0.14)		—		(0.14)		—	—

Net income/(loss)	$(2.65)	$0.47		$0.13		$1.66		$0.78		$0.82	$(3.73)

Diluted:
Income/(loss) from continuing operations	$(2.56)	$1.14		$0.35		$1.59		$0.87		$0.76	$(3.73)
Income/(loss) from discontinued/held-for-sale operations	(0.09)	(0.16)		(0.08)		(0.07)		0.02		0.03	—
Cumulative effects of change in accounting principle	—	(0.47)		(0.14)		—		(0.12)		—	—

Net income/(loss)	$(2.65)	$0.51		$0.13		$1.52		$0.77		$0.79	$(3.73)

Cash dividends	$1.05	$0.40		$0.40		$0.40		$0.40		$0.30	$0.25
Sector Balance Sheet Data at Year End
Assets
Automotive sector	$87,869	$100,140		$111,208		$113,251		$113,825			$113,926
Financial Services sector	188,680	187,576		195,509		189,188		162,194			164,193
Intersector elimination	(4,650)	(5,865)		(3,356)		(2,753)		(83)			(994)

Total assets	$271,899	$281,851		$303,361		$299,686		$275,936			$277,125

Long-term Debt
Automotive sector	$13,467	$13,363		$18,758		$17,250		$16,900			$16,376
Financial Services sector	123,148	121,304		123,655		112,080		103,080			105,100

Total long-term debt	$136,615	$134,667		$142,413		$129,330		$119,980			$121,476

Stockholders’ Equity	$7,856	$7,633		$13,459		$17,437		$13,442			$9,163

Other data:
Ratio of Earnings to Fixed Charges(1)	(2)	1.4	x	1.1	x	1.4	x	1.1	x		(3)

(1)	For purposes of the ratio, “earnings” means the sum of: (a) our pre-tax income from continuing operations, (b) any income we received from less-than-fifty-percent-owned companies, and (c) our fixed charges, excluding capitalized interest and preferred stock dividend requirements of our consolidated subsidiaries and trusts. “Fixed charges” means the sum of: (a) the interest we pay on borrowed funds, (b) the preferred stock dividend requirements of our consolidated subsidiaries and trusts, (c) the amount we amortize for debt discount, premium, and issuance expense, and (d) one-third of all our rental expenses (the proportion deemed representative of the interest factor), and our preferred stock dividend requirements, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on our effective income tax rates.

(2)	Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by $6.1 billion.

(3)	Earnings for the nine months ended September 30, 2006 were inadequate to cover fixed charges by $9.6 billion.

RISK FACTORS

An investment in the notes involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus supplement, prospective investors should carefully consider the following risks before making an investment in the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and operating results. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, which, in turn, could adversely affect the value of the notes and/or our ability to pay interest and principal on the notes.

Risks relating to our business

Continued decline in market share. Our market share in the United States has declined in each of the past five years, from 22.8% in 2001 to 18.2% in 2005. Because a high proportion of our costs are fixed, these volume reductions have had an adverse impact on our results of operations. Our plant utilization rate in North America is approximately 75%, which is not sustainable. While we are attempting to stabilize our market share and reduce our capacity over time through the steps described in the Way Forward plan, we cannot be certain that we will be successful. Continued declines in our market share could have a substantial adverse effect on our results of operations and financial condition.

Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors. The global automotive industry is intensely competitive, with overall manufacturing capacity far exceeding current demand. For example, the global automotive industry is estimated to have had excess capacity of approximately 15 million units in 2005. Industry overcapacity has resulted in many of our principal competitors offering marketing incentives on vehicles in an attempt to maintain market share. These marketing incentives have included a combination of subsidized financing or leasing programs, price rebates and other incentives. As a result, we have not necessarily been able to increase prices sufficiently to offset higher costs of marketing incentives or other cost increases (e.g., for commodities or health care) or the impact of adverse currency fluctuations in either the U.S. or European markets. While we and General Motors have each announced plans to significantly reduce capacity, these reductions will take several years to complete and will only partially address the industry’s overcapacity problems. A continuation or increase in these trends could have a substantial adverse effect on our results of operations and financial condition.

A market shift (or an increase in or acceleration of market shift) away from sales of trucks or sport utility vehicles, or from sales of other more profitable vehicles in the United States. Trucks and sport utility vehicles have represented some of the most profitable vehicle segments in the United States. During the past year, there has been a general shift in consumer preferences away from medium- and large-sized sport utility vehicles, which has adversely affected our profitability. A continuation or acceleration of this general shift in consumer preferences away from sport utility vehicles, or a similar shift in consumer preferences away from truck sales or other more profitable vehicle sales, whether because of higher fuel prices or otherwise, could have an increasingly adverse effect on our results of operations and financial condition.

A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors. The worldwide automotive industry is affected significantly by general economic conditions (among other factors) over which automobile manufacturers have little control. This is especially so because vehicles are durable goods, which provide consumers latitude in determining whether and when to replace an existing vehicle. The decision whether and when to make a vehicle purchase may be affected significantly by slowing economic growth, geo-political events, and other factors. Consumer demand may vary substantially from year to year, and, in any given year, consumer demand may be affected significantly by general economic conditions, including the cost of purchasing and operating a vehicle and the availability and cost of credit and fuel.

Moreover, like other manufacturers, we have a high proportion of costs that are fixed, so that relatively small changes in unit sales volumes may dramatically affect overall profitability. In recent years, industry demand has remained at high levels. Should industry demand soften because of slowing or negative economic growth in key markets or other factors, our results of operations and financial condition could be substantially adversely affected. For additional discussion of economic trends, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our Annual Report incorporated by reference herein.

Lower-than-anticipated market acceptance of new or existing products. Offering highly desirable vehicles can mitigate the risks of increasing price competition and declining demand. Conversely, offering vehicles that are perceived to be less desirable (whether in terms of price, quality, styling, safety, overall value or otherwise) can exacerbate these risks. For example, if a new model were to experience quality issues at the time of launch, the vehicle’s perceived quality could be affected even after the issues had been corrected, resulting in lower sales volumes, market share and profitability.

Continued or increased high prices for or reduced availability of fuel. A continuation of or further increase in high prices for fuel or reduced availability of fuel, particularly in the United States, could result in weaker demand for relatively more profitable large and luxury car and truck models and increased demand for relatively less profitable small cars and trucks. An acceleration of such a trend, as demonstrated in the short-term with the spike in fuel prices following Hurricanes Katrina and Rita in the U.S. Gulf Coast region, could have a substantial adverse effect on our results of operations and financial condition.

Currency or commodity price fluctuations. As a resource-intensive manufacturing operation, we are exposed to a variety of market and asset risks, including the effects of changes in foreign currency exchange rates, commodity prices and interest rates. These risks affect our Automotive and Financial Services sectors. We monitor and manage these exposures as an integral part of our overall risk management program, which recognizes the unpredictability of markets and seeks to reduce the potentially adverse effects on our results. Nevertheless, changes in currency exchange rates, commodity prices and interest rates cannot always be predicted. In addition, because of intense price competition and our high level of fixed costs, we may not be able to address such changes even if they are foreseeable. Substantial changes in these rates and prices could have a substantial adverse effect on our results of operations and financial condition. For additional discussion of currency or commodity price risk, see “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report and “Item 3. Quantitative and Qualitative Disclosures about Market Risk” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, each incorporated by reference herein.

Adverse effects from the bankruptcy or insolvency of a major competitor. We and certain of our major competitors have substantial “legacy” costs (principally related to employee benefits) that put each of us at a competitive disadvantage to other competitors. The bankruptcy or insolvency of a major competitor with substantial “legacy” costs could result in that competitor gaining a significant cost advantage (by eliminating or reducing contractual obligations to unions and other parties through bankruptcy proceedings). In addition, the bankruptcy or insolvency of a major U.S. auto manufacturer likely could lead to substantial disruptions in the automotive supply base, which could have a substantial adverse impact on our results of operations and financial condition.

Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials. Automobile manufacturers continue to experience commodity cost pressures and the effects of industry overcapacity. These factors have also increased pressure on the industry’s supply base, as suppliers cope with higher commodity costs, lower production volumes and other challenges. We have taken and may continue to take actions to provide financial assistance to certain suppliers to ensure an uninterrupted supply of materials and components. Most significantly, in 2005 we reacquired from Visteon twenty-three North American facilities in order to protect our supply of components. In connection with this transaction, we forgave $1.1 billion of Visteon’s liability to us for employee-related costs, and incurred a pre-tax loss of $468 million.

Work stoppages at Ford or supplier facilities or other interruptions of supplies. A work stoppage could occur at Ford or supplier facilities, most likely as a result of disputes under existing collective bargaining agreements with labor unions, or in connection with negotiations of new collective bargaining agreements. A dispute under an existing collective bargaining agreement could arise, for example, as a result of efforts to implement restructuring actions, such as those that are part of the Way Forward plan discussed under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our Annual Report incorporated by reference herein. A work stoppage for this or other reasons at Ford or its suppliers, or an interruption or shortage of supplies for any reason (e.g., financial distress, natural disaster or production difficulties affecting a supplier), if protracted, could substantially adversely affect our results of operations and financial condition.

Single-source supply of components or materials. Some components used in our vehicles (e.g., certain engines) are available from a single supplier and cannot be quickly or inexpensively re-sourced to another supplier due to long lead times and contractual commitments that might be required by another supplier in order to provide the component or materials. In addition to the risks described above regarding interruption of supplies, which are exacerbated in the case of single-source suppliers, the exclusive supplier of a key component potentially could exert significant bargaining power over price, quality, warranty claims or other terms relating to a component.

Labor or other constraints on our ability to restructure our business. Substantially all of the hourly employees in our Automotive operations in the United States and Canada are represented by unions and covered by collective bargaining agreements. Our agreement with the United Automobile Workers (which expires in September 2007) and our agreement with the Canadian Automobile Workers (which expires in September 2008) provide for guaranteed wage and benefit levels throughout their terms and provide for significant employment security. As a practical matter, these agreements restrict our ability to eliminate product lines, close plants, and divest businesses during the terms of the agreements. These agreements may also limit our ability to change local work rules and practices to encourage flexible manufacturing and other efficiency-related improvements. Accordingly, these agreements may impede our ability to successfully implement and complete the Way Forward plan. For discussion of the Way Forward plan, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our Annual Report incorporated by reference herein.

Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, health care cost trends). We sponsor plans to provide postretirement pension, health care and life insurance benefits for our retired employees. The measurement of our obligations, costs and liabilities associated with these benefits requires that we estimate the present values of projected future payments to all participants. We use many assumptions in calculating these estimates, including discount rates, investment returns on designated plan assets, health care cost trends, and demographic experience (e.g., mortality and retirement rates). To the extent that actual results are less favorable than our assumptions there could be a substantial adverse impact on our results of operations and financial condition. For additional discussion of these assumptions, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q the quarter ended September 30, 2006, each incorporated by reference herein.

The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs. Meeting or exceeding many government-mandated safety standards is costly, especially where standards may conflict with the need to reduce vehicle weight in order to meet government-mandated emissions and fuel-economy standards. Government safety standards also require manufacturers to remedy defects related to motor vehicle safety through safety recall campaigns, and a manufacturer is obligated to recall vehicles if it determines that they do not comply with a safety standard. Should we or government safety regulators determine that a safety defect or a noncompliance exists with respect to certain of our vehicles, the cost of such recall campaigns could be substantial.

Increased safety, emissions, fuel economy or other (e.g., pension funding) regulation resulting in higher costs, cash expenditures, and/or sales restrictions. The worldwide automotive industry is governed by a substantial number of governmental regulations, which often differ by state, region and country. In the United States and Europe, for example, governmental regulation has arisen primarily out of concern for the environment, greater vehicle safety and a desire for improved fuel economy. Many governments regulate local product content and/or impose import requirements as a means of creating jobs, protecting domestic producers and influencing their balance of payments. The cost of complying with these requirements may be substantial. Our ability to comply with Corporate Average Fuel Economy (“CAFE”) or greenhouse gas emissions standards depends heavily on the alignment of these standards with actual consumer demand. If consumers demand vehicles that are relatively large, have high performance, and/or are feature-laden while regulatory standards are skewed toward vehicles that are smaller and more economical, compliance becomes problematic. Moreover, if regulatory requirements call for rapid, substantial increases in fleet average fuel economy (or decreases in fleet average greenhouse gas emissions), the Company may not have adequate resources and time to make major product changes across most or all of its vehicle fleet. If significant increases in CAFE standards are imposed beyond those presently in effect or proposed, or if state greenhouse gas regulations are not overturned, we may be forced to take various costly actions that could have substantial adverse effects on our sales volume and profits. For example, we may have to curtail production of certain vehicles such as family-size, luxury, and high-performance cars and full-size light-trucks; restrict offerings of selected engines and popular options; and/or increase market support programs for our most fuel-efficient cars and light-trucks in order to maintain compliance. See “Item 1. Governmental Standards” in our Annual Report incorporated by reference herein.

Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise. We spend substantial resources ensuring compliance with governmental safety and other standards. However, compliance with governmental standards does not necessarily prevent individual or class action lawsuits, which can entail significant cost and risk. For example, the preemptive effect of the Federal Motor Vehicle Safety Standards is often a contested issue in litigation, and some courts have permitted liability findings even where our vehicles comply with federal law. Furthermore, simply responding to litigation or government investigations of our compliance with regulatory standards requires significant expenditures of time and other resources.

A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller (“take-or-pay contracts”). We have entered into a number of long-term supply contracts that require us to purchase a fixed quantity of parts to be used in the production of our vehicles. If our need for any of these parts were to lessen, we could still be required to purchase a specified quantity of the part or pay a minimum amount to the seller pursuant to the take-or-pay contract. We also have entered into a small number of long-term supply contracts for raw materials (for example, precious metals used in catalytic converters) that require us to purchase a fixed percentage of mine output. If our need for any of these raw materials were to lessen, or if a supplier’s output of materials were to increase, we could be required to purchase more materials than we need.

Inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, unfavorable capital markets conditions, insufficient collateral, greater-than-expected negative operating-related cash flow or otherwise. Recent lowering of credit ratings for Ford and Ford Credit has increased borrowing costs and caused Ford Credit’s access to the unsecured debt markets to become more restricted. In response, Ford Credit has increased its use of securitization and other sources of liquidity. Over time, and particularly in the event of any further credit rating downgrades or a significant decline in the demand for the types of securities it offers, Ford Credit may need to reduce the amount of receivables it purchases. A significant reduction in the amount of purchased receivables would significantly reduce ongoing profits and could adversely affect Ford Credit’s ability to support the sale of Ford vehicles. For additional discussion, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, each incorporated by reference herein.

Higher-than-expected credit losses. Credit risk is the possibility of loss from a customer’s or dealer’s failure to make payments according to contract terms. Credit risk (which is heavily dependent upon economic factors including unemployment, consumer debt service burden, personal income growth, dealer profitability and used car prices) has a significant impact on Ford Credit’s business. The level of credit losses Ford Credit may experience could exceed its expectations. For additional discussion regarding credit losses, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates” in our Annual Report incorporated by reference herein.

Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles. No single company is a dominant force in the automotive finance industry. Some of Ford Credit’s bank competitors in the United States have developed credit aggregation systems that permit dealers to send, through a single standard system, retail credit applications to multiple finance sources to evaluate financing options offered by these finance sources. This process has resulted in greater competition based on financing rates. In addition, Ford Credit is facing increased competition from banks on wholesale financing for Ford dealers. Competition from such competitors may increase, which could adversely affect Ford Credit’s profitability and the volume of its business.

Changes in interest rates. Ford Credit is exposed to interest rate risk, and the particular market to which it is most exposed is U.S. dollar LIBOR. Ford Credit’s interest rate risk exposure results principally from “re-pricing risk,” or differences in the re-pricing characteristics of assets and liabilities. Any inability to adequately control this exposure could adversely affect its business. For additional discussion of interest rate risk, see “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report and “Item 3. Quantitative and Qualitative Disclosures about Market Risk” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, each incorporated by reference herein.

Collection and servicing problems related to finance receivables and net investment in operating leases. After Ford Credit purchases retail installment sale contracts and leases from dealers and other customers, it manages or services the receivables. Any disruption of its servicing activity, due to inability to access or accurately maintain customer account records or otherwise, could have a significant negative impact on its ability to collect on those receivables and/or satisfy its customers.

Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles. Ford Credit projects expected residual values (including residual value support payments from Ford) of the vehicles it leases.

Actual proceeds realized by Ford Credit upon the sale of returned leased vehicles at lease termination may be lower than the amount projected, which reduces the profitability of the lease transaction. Among the factors that can affect the value of returned lease vehicles are the volume of vehicles returned, economic conditions, and the quality or perceived quality, safety or reliability of the vehicles. All of these, alone or in combination, have the potential to adversely affect Ford Credit’s profitability. For additional discussion regarding residual value, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates” in our Annual Report incorporated by reference herein.

New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions. As a finance company, Ford Credit is highly regulated by governmental authorities in the locations where it operates. In the United States, its operations are subject to regulation, supervision and licensing under various federal, state and local laws and regulations, including the federal Truth-in-Lending Act, Equal Credit Opportunity Act and Fair Credit Reporting Act. In some countries outside the United States, Ford Credit’s subsidiaries are regulated banking institutions and are required, among other things, to maintain minimum capital reserves. In many other locations, governmental authorities require companies to have licenses in order to conduct financing businesses. Efforts to comply with these laws and regulations impose significant costs on Ford Credit, and affect the conduct of its business. Additional regulation could add significant cost or operational constraints that might impair its profitability.

Inability to implement the Way Forward plan. We believe that our ability to implement the Way Forward plan is very important to our future success. Any of the above or other factors that prevent us from executing the Way Forward plan ultimately could have a substantially adverse impact on our business. For additional discussion of the Way Forward plan, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview” in our Annual Report incorporated by reference herein.

As a result of an internal review and related restatement of our financial statements, we are subject to informal inquiries by the SEC. FMCC became aware of a matter related to accounting for interest rate swaps under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”). Specifically, FMCC discovered that certain interest rate swaps it had entered into to hedge the interest rate risk inherent in certain long-term fixed rate debt were accounted for incorrectly because they did not satisfy the technical accounting rules under SFAS 133 to qualify for exemption from the more strict effectiveness testing requirements. On October 23, 2006, we filed a Form 8-K under Item 4.02 to disclose that our prior financial statements should no longer be relied upon because of the incorrect application of SFAS 133. Following that, we filed an amended Annual Report on Form 10-K/A for the year ended December 31, 2005, amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2006 and June 30, 2006 and a Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. These filings restated the previously filed financial statements included therein and related financial information to account properly for these interest rate swaps.

Subsequent to the original publication of the financial statements for each period that was restated as described above, we identified adjustments that should have been recorded in these earlier periods. Upon identification, we determined these adjustments to be immaterial, individually and in the aggregate, to our originally-filed financial statements, and generally recognized these adjustments (“out-of-period adjustments”) in the period in which they were identified. Because we were otherwise restating our financial statements and related information as described above, we also reversed these out-of-period adjustments and recorded them in the proper periods.

We have received informal inquiries from the Division of Corporation Finance and the Division of Enforcement of the Securities and Exchange Commission requesting additional information regarding the disclosures in the Form 8-K and amended Form 10-K and Form 10-Qs described above. We are cooperating fully with these inquiries.

As a result of the inquiries, we may be required to amend these or other prior filings, including with respect to our characterization of, and disclosure relating to, the out-of-period adjustments. Further, we could be subject to sanctions or other penalties.

Risks relating to the Notes and this Offering

We expect operating-related cash flow to be negative by a substantial amount for the near- to medium-term. As a result, we may not be able to service our indebtedness, including the notes, the new senior secured credit facilities and other obligations. For the fourth quarter of 2006, we expect operating-related cash outflows of about $3 billion and restructuring cash expenditures of between $500 million and $1 billion. During the period 2007 through 2009, we expect cumulative operating-related cash outflows of about $10 billion for our automotive sector and cumulative cash expenditures for restructuring actions of about $7 billion. More than half of this $17 billion cash outflow is expected to occur in 2007. This cash outflow primarily reflects substantial operating losses in our automotive sector through 2008, and cash expenditures incurred in connection with personnel separations. It also reflects our expectation to continue to invest in new products throughout this period at about the same level as we have during the past few years, or approximately $7 billion annually.

Future borrowings may not be available to us under our new senior secured credit facilities or otherwise in amounts sufficient to enable us to pay our indebtedness, including the notes, and to fund our other liquidity needs. If we are not able to generate the expected cash flow due to an unanticipated event such as lower unit sales volumes (resulting from an economic recession or otherwise), work stoppages, supplier issues or otherwise or if we are unable to borrow under our new senior secured credit facilities or otherwise for these purposes, we may need to refinance or restructure all or a portion of our indebtedness, including the notes, on or before maturity, reduce or delay capital investments or seek to raise additional capital. We may not be able to implement one or more of these alternatives on terms acceptable to us, or at all. The terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives. Should our cash flow be worse than anticipated or we fail to achieve any of these alternatives, this could materially adversely affect the value of the notes and our ability to repay them.

The closing of the new senior secured credit facilities is not a condition precedent to the issuance of the notes. The offering of these notes is not conditioned upon either the entering into the new senior secured credit facilities or availability of a minimum aggregate principal amount under the facilities. As a result, should either the amount available under the new senior secured credit facilities be less than currently anticipated or should we fail to close on the facilities and our existing global bilateral revolving credit facilities totaling approximately $6.3 billion provide insufficient liquidity, this could materially adversely affect the value of the notes and our ability to repay them.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and our other indebtedness, including indebtedness outstanding under our new senior secured credit facilities. In addition, we may still be able to incur substantially more debt, including secured debt. After giving effect to the Financing Transactions, we will be a highly leveraged company. On a pro forma basis after giving effect to the Financing Transactions as if they had occurred as of September 30, 2006, we and our subsidiaries (other than our financial services sector, including FMCC) would have had approximately $29.2 billion of indebtedness, including $7.0 billion of secured indebtedness under our new senior secured credit facilities, $0.3 billion of existing secured indebtedness, and $2.2 billion of additional unsecured indebtedness of our subsidiaries that would be structurally senior to the notes.

As of September 30, 2006, on a pro forma basis after giving effect to the Financing Transactions, we expect we would have had between $10.5 billion and $11.5 billion, which amount may change at closing or thereafter based on market conditions and other factors, available for additional borrowings under the new senior secured credit facilities, all of which would be secured. Additionally, the new senior secured credit facilities will permit us to incur a significant amount of additional first lien pari passu secured debt and second lien secured debt and an unlimited amount of unsecured debt and the terms of the indenture will not limit the amount of additional indebtedness we may incur in the future, including secured indebtedness and indebtedness that is structurally senior to the notes. See “Description of Notes” and “Description of Other Indebtedness — Senior Secured Credit Facilities.”

In addition, FMCC has significant on-balance and off-balance sheet obligations relating to its securitization programs. For a discussion of our on-balance sheet and off-balance sheet securitization programs, see “Note 13 Sales of Receivables — Financial Services Sector,” “Note 7 Sales of Receivables — Financial Services Sector,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, each incorporated by reference herein.

For the twelve months ended December 31, 2005 and the nine months ended September 30, 2006, we and our subsidiaries (other than our financial services sector, including FMCC) had interest expense of approximately $1.2 billion and $0.6 billion, respectively. We expect that following the Financing Transactions, this interest expense will increase substantially. Our ability to make payments on our debt and to fund operations and significant planned capital expenditures will depend on our ability to generate cash in the future.

Our significant debt service obligations could have important consequences to you, including the following:

•	our high level of indebtedness could make it difficult for us to satisfy our obligations with respect to our outstanding indebtedness, including the notes;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, if any, or general corporate purposes may be impaired;

•	we must use a substantial portion of our cash flow from operations to pay interest on the notes and the new senior secured credit facilities and other outstanding indebtedness, which will reduce the funds available to us for operations and other purposes; and

•	our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

The more leveraged we become, the more we, and in turn the holders of our indebtedness, become exposed to the risks described herein.

Our substantial pension and postretirement healthcare and life insurance liabilities could impair our liquidity and financial condition. We have two principal qualified defined benefit retirement plans in the United States that provide noncontributory benefits to employees. Certain of our U.S. and non-U.S. subsidiaries have separate similar noncontributory plans that generally provide similar types of benefits for their employees. As of December 31, 2005, the unfunded status of U.S. plans and non-U.S. plans was approximately $1.7 billion and $8.8 billion, respectively. As of December 31, 2005, our U.S. plans and non-U.S. plans were 96% funded and 71% funded, respectively. In addition, we, and certain of our subsidiaries, sponsor plans to provide selected health care and life insurance benefits for retired employees. As of December 31, 2005, the unfunded status of our postretirement health care and life insurance plans was $32.8 billion.

Our U.S. defined benefit pension plans are subject to Title IV of the Employee Retirement Income Security Act of 1974, or ERISA. Under Title IV of ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority under certain circumstances or upon the occurrence of certain events to terminate an underfunded pension plan. One of those circumstances is the occurrence of an event that unreasonably increases the risk of unreasonably large losses to the PBGC. Although we believe that it is not likely that the PBGC will terminate any of our plans, in the event our U.S. pension plans were to be terminated at a time when the liabilities of the plans exceeded the assets of the plans, we would incur a liability to the PBGC that may be equal to the entire amount of the underfunding. The PBGC in that instance would have a claim against us and each of our 80%-owned subsidiaries for the full amount of the terminated plans’ underfunded benefit liabilities. This liability is joint and several, and the PBGC’s claim would be secured by a lien that attaches to the assets of the plan sponsor and its controlled group. The lien arises automatically by operation of law, and any lien placed on our and our subsidiaries’ assets by the PBGC would be a first priority lien to the extent that no other party had previously perfected a security interest in such assets. As such, any of such subsidiaries, could potentially be liable for the full amount of any PBGC lien. As a result, if one of our pension plans were to be involuntarily terminated by the PBGC, and a PBGC lien were placed on our assets and those of such subsidiaries, the notes would be effectively subordinated to the extent of the value of the assets subject to the PBGC’s lien.

If our cash flows and capital resources are insufficient to fund our pension and postretirement healthcare and life insurance obligations, we may be forced to reduce or delay investments and capital expenditures, seek additional capital or restructure or refinance our indebtedness, including the notes. In addition, if our operating results and available cash are insufficient to meet our pension and postretirement healthcare and life insurance obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our pension and postretirement healthcare and life insurance obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any pension and postretirement healthcare and life insurance obligations then due.

The notes will be effectively subordinated to the liabilities and preferred stock, if any, of all of our subsidiaries. This may affect your ability to receive payments on the notes. The notes are obligations exclusively of Ford and will not be guaranteed by any of our subsidiaries. We conduct a significant portion of our operations through our subsidiaries. During the fiscal year ended December 31, 2005, our subsidiaries (other than our financial services sector, including FMCC) generated approximately 58% of our consolidated revenues. Our subsidiaries (other than our financial services sector, including FMCC) also have significant liabilities, including debt obligations of approximately $2.5 billion for money borrowed from third parties as of September 30, 2006 (excluding guarantees under our new senior secured credit facilities). In addition, as of September 30, 2006, our financial services sector also has significant liabilities, including debt obligations of approximately $136.7 billion for money borrowed from third parties, including $134.5 billion of consolidated indebtedness of FMCC. Our cash flow and our ability to service our debt, including the notes, depend to an important extent upon the earnings of our subsidiaries, and the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations. Beginning in 2007, FMCC will suspend making regular dividend payments to us.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and any underfunded obligations under our pension plans. The notes do not restrict the ability of our subsidiaries to incur additional liabilities.

We may not be able to satisfy our obligations to holders of the notes upon a change in control. We may not be able to fulfill our repurchase obligations in the event of a change in control. If we experience certain specific change in control events, you will have the right to require us to repurchase in cash all outstanding notes at 100% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase. Any change in control is also expected to constitute a default under our new senior secured credit facilities. Therefore, upon the occurrence of a change in control, the lenders under our new senior secured credit facilities would have the right to accelerate their loans and we would be required to prepay all of our outstanding obligations under the new senior secured credit facilities. We may not have available funds sufficient to pay the change in control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to require us to repurchase their notes.

The make-whole premium that may be payable upon a designated event may not adequately compensate you for the lost option time value of your notes as a result of such designated event. If you convert notes in connection with a designated event we may be required to provide a make-whole premium by increasing the conversion rate applicable to your notes, as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon a Designated Event.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a designated event, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability of this obligation would be subject to general principles of reasonableness of economic remedies.

The change in control or designated event purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company. The terms of the notes require us to repurchase the notes in the event of a change in control or a designated event. A takeover of our company may trigger the requirement that we repurchase the notes. In addition, a change of control would constitute an event of default under our new senior secured credit facilities. The terms of the notes and the new senior secured credit facilities may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

There is no established trading market for the notes, and you may not be able to sell them quickly or at the price that you paid. The notes are a new issue of securities for which there is currently no public market. The notes will not be listed on any securities exchange or included in any automated quotation system. We do not know whether an active trading market will develop for the notes. Although the underwriters have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue any market making activities at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last.

Even if a trading market for the notes does develop, you may not be able to sell your notes at a particular time, if at all, or you may not be able to obtain the price you desire for your notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors including prevailing interest rates, the price of our common stock, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the notes, the price of any other securities we issue and the performance prospects and financial condition of our company as well as of other companies in our industry.

Because your right to require our repurchase of the notes is limited, the market prices of the notes may decline if we enter into a transaction that does not require us to repurchase the notes under the indenture. The circumstances upon which we are required to repurchase the notes are limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating of the notes. Our obligation to repurchase the notes upon a change in control or designated event may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Repurchase at the Option of Holders.”

In certain circumstances we are required to pay the repurchase price for the notes in shares of our common stock, which may expose you to market risk at the time of repurchase. The terms of the notes require us to repurchase the notes in the event of a designated event that is not a change in control with shares of our common stock (or the consideration into which our shares of common stock are converted in connection with such event). The number of shares we are required to deliver will be based on the current market price of our shares of common stock (or the value of such other consideration) at such time, subject to a minimum price. If our stock price at the time of repurchase is below the minimum, then the value of the shares we are obligated to deliver will be less than the repurchase price for the notes. In addition, because the closing price of our common stock will be determined over a period of time prior to the repurchase date, holders of notes will bear the market risk that our shares of common stock will decline in value prior to the repurchase date. See “Description of Notes — Repurchase upon a Designated Event or Change in Control.”

Holders of the notes are not entitled to any rights with respect to our common stock, but are subject to all changes made with respect to our common stock. If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock to curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock upon conversion of your notes, you will not be entitled to vote on the amendment, though you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conversion rate of the notes will not be adjusted for all potentially dilutive events. The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock; the issuance of rights or warrants; subdivisions; combinations; distributions of capital stock, indebtedness or assets; cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. Additionally, except in certain cases, the conversion rate may not be increased above a specified maximum as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The significant number of shares of our common stock issuable upon conversion of the notes and our existing convertible trust preferred securities could adversely affect the trading prices of our common stock and, as a result, the value of the notes. As of September 30, 2006, we had outstanding convertible trust preferred securities convertible into approximately 282,490,000 shares of our common stock at a conversion price of $17.70 per share, subject to adjustment. In addition, the notes will be convertible into approximately 489,130,650 shares, or, if the underwriters exercise in full their over-allotment option, 538,043,715 shares, subject to adjustment. In addition, in certain circumstances upon a change in control or designated event we may be required to deliver significantly more shares of our common stock upon conversion of the notes or to satisfy our obligation to repurchase the notes. Conversion of the convertible trust preferred securities and/or the notes and the sale in the market of stock issued upon conversion or the perception that the securities and notes will be converted could depress the market price of our common stock and, as a result, the value of the notes. In addition, the price of our common stock could be adversely affected by possible sales, including short sales, of our common stock by investors in our notes and convertible trust preferred securities who engage in hedging and arbitrage activities.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash. If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain United States Federal Income and Estate Tax Considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States Federal Income and Estate Tax Considerations.”

USE OF PROCEEDS

We estimate that the net proceeds of this offering, excluding expected expenses, will be approximately $4,410,000,000, and together with the expected initial borrowings of $7.0 billion under our new senior secured credit facilities will be approximately $11,410,000,000. We expect to use the net proceeds from both this offering and borrowings under our new senior secured credit facilities for general corporate purposes, including to fund a portion of our substantial negative operating-related cash flow and to pay restructuring costs expected to be incurred in the future. See “Risk Factors — Risks relating to the Notes and this Offering — We expect our operating-related cash flow to be negative by a substantial amount for the near- to medium-term. As a result, we may not be able to service our indebtedness, including the notes, the new senior secured credit facilities and other obligations.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2006 (excluding our financial services sector, which includes FMCC):

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering (and assuming no exercise of the over-allotment option); and

•	on an as further adjusted basis to give effect to this offering and the initial borrowings under our new senior secured credit facilities.

You should read the information set forth in the table below in conjunction with “Summary — Summary Consolidated Financial Data,” “Use of Proceeds” and our audited and unaudited financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	As of September 30, 2006
			As Further Adjusted
			for Borrowings
			Under Our New
		As Adjusted for	Senior Secured
	Actual	this Offering	Credit Facilities
	(dollar amounts in billions)

Cash and cash equivalents(1)	$23.6	$28.1	$35.1

Debt obligations (including current portion):
Existing long term secured indebtedness	$0.3	$0.3	$0.3
New senior secured credit facilities:(2)
Revolving credit facility	—	—	—
Term loan B facility	—	—	7.0
Notes offered hereby	—	4.5	4.5
Existing senior unsecured indebtedness (including current portion)(3)	12.2	12.2	12.2
Existing unsecured subordinated indebtedness	5.2	5.2	5.2

Total debt	$17.7	$22.2	$29.2
Total stockholders’ equity	9.2	9.2	9.2

Total Capitalization	$26.9	$31.4	$38.4

(1)	Includes cash and cash equivalents, marketable securities, loaned securities, and short-term VEBA assets. The as adjusted amounts do not reflect the fees and expenses that we expect to incur in connection with this offering and entering into the new senior secured credit facilities.

(2)	We intend to enter into new senior secured credit facilities consisting of (i) a revolving credit facility of between $10.5 billion and $11.5 billion with a five-year maturity, which amount may change at closing or thereafter based on market conditions and other factors, and (ii) a $7.0 billion term loan B facility with a seven-year maturity. We will draw down the entire term loan B facility upon the closing of the new senior secured credit facilities, and do not expect to initially have any outstanding borrowings under the revolving credit facility at the time of closing of the Financing Transactions. We intend to enter into the new senior secured credit facilities substantially concurrently with the closing of the offering of the notes. However, this offering is not conditioned upon the closing of the new senior secured credit facilities. See “Description of Other Indebtedness.”

(3)	Following the closing of the Financing Transactions, we estimate that we will have commitments under existing unsecured bilateral credit facilities of approximately $1.2 billion.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “F.” The following table sets forth, for the quarters shown, the range of high and low composite prices of our common stock on the New York Stock Exchange and the cash dividends declared on the common stock. The last reported sales price of our common stock on the New York Stock Exchange on December 6, 2006 was $7.36 per share.

			Dividends
	High*	Low*	Declared

2006
Fourth quarter (through December 6, 2006)	$9.19	$7.18	$—
Third quarter	9.48	6.06	.05
Second quarter	8.05	6.17	.10
First quarter	8.96	7.39	.10
2005
Fourth quarter	$10.00	$7.57	$.10
Third quarter	11.19	9.55	.10
Second quarter	11.69	9.07	.10
First quarter	14.75	10.94	.10
2004
Fourth quarter	$15.00	$12.61	$.10
Third quarter	15.77	13.61	.10
Second quarter	16.48	13.00	.10
First quarter	17.34	12.75	.10

*	New York Stock Exchange composite interday prices as provided by the www.NYSEnet.com price history data base.

Ford’s Board of Directors announced on September 15, 2006 that it will suspend payment of the quarterly dividends on its common and Class B Stock beginning in the fourth quarter of 2006. The declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by the Board of Directors. Thus, no assurance can be given as to the amount or timing of the declaration and payment of future dividends. For a description of restrictions on the payment of dividends by Ford, see “Description of Capital Stock” in this prospectus supplement.

DESCRIPTION OF OTHER INDEBTEDNESS

Bilateral Revolving Credit Agreements

We have existing global bilateral revolving credit facilities with various financial institutions totalling approximately $6.3 billion. We expect that most of these bilateral revolving credit facilities will be terminated concurrently with entering into the new senior secured credit facilities described below with the lenders party thereto expected to agree to provide commitments under the new senior secured credit facilities. In the event any existing lender does not agree to provide commitments under the new senior secured credit facilities, the applicable bilateral revolving credit facility will remain in full force and effect. We currently estimate that, following the consummation of the Financing Transactions, we would continue to have commitments under the existing unsecured bilateral credit facilities of approximately $1.2 billion. A majority of these commitments will terminate in 2008.

Senior Secured Credit Facilities

Substantially concurrently with the closing of this offering of the notes, we intend to enter into new senior secured credit facilities with JPMorgan Chase Bank, N.A., as administrative agent, the other agents named therein and each lender party thereto. We may designate certain of our domestic and foreign subsidiaries, including FMCC, as borrowers under the revolving facility. We and certain of our existing domestic subsidiaries will be guarantors under the new senior secured credit facilities, and future material domestic subsidiaries will become guarantors when formed or acquired. This offering is not conditioned upon the closing of the new senior secured credit facilities.

The new senior secured credit facilities are expected to include a seven-year term loan with an aggregate principal amount of $7 billion, which will be drawn in a single drawing on the closing date. The new senior secured credit facilities are also expected to include a five-year revolving credit facility, with an aggregate amount of between $10.5 billion and $11.5 billion, which amount may change at closing or thereafter based on market conditions and other factors. The revolving credit facilities are not expected to be drawn as of the closing date, but may be drawn upon at any time subject to satisfying certain conditions. Up to $2 billion of the revolving credit facility will be available in the form of letters of credit or bank guarantees. Availability under the revolving credit facility is subject to compliance with a borrowing base and available liquidity covenants. The borrowing base covenant requires that the total outstanding debt secured by the collateral on a first lien pari passu basis not exceed the borrowing base value of that collateral. Under specified terms and conditions, including compliance with a pro forma borrowing base ratio and certain other covenants, Ford will be permitted to add one or more first lien pari passu incremental secured term loan facilities, increase commitments under the revolving facility, add an additional first lien pari passu secured revolving credit or term loan facility or issue first lien pari passu secured notes pursuant to an indenture, up to an aggregate of $2 billion in principal amount if Ford pledges its ownership interest in Mazda as additional collateral for the first lien pari passu indebtedness or to the extent Ford permanently reduces commitments under the revolving credit facility or voluntarily repays the principal outstanding under the term loan facility, in either case on a dollar for dollar basis. In addition, pursuant to specified terms and conditions, Ford will be permitted to add second lien debt up to an aggregate of $4 billion in principal amount.

Maturity of Loans.  The revolving credit facility will mature in December 2011. We may request one-year or two-year extensions of the maturity date of the revolving credit facility, which extensions are subject to the consent of a majority of revolving credit lenders. The commitment of any lender that does not consent to a requested extension will terminate at the maturity date for the revolving facility in effect immediately prior to such extension. We may also choose to terminate the commitments and prepay loans of non-extending lenders or replace such lenders. The term loan requires equal quarterly amortization payments in aggregate annual amounts equal to 1% of its original principal amount, with the balance payable on the final maturity date in December 2013.

Interest Rates.  The term loans and revolving loans denominated in U.S. dollars will bear interest at a rate per annum equal to either a customary base rate or the London interbank rate for dollars at our option, in each case, plus an applicable margin to be agreed. Revolving loans (or acceptances) denominated in Canadian dollars will bear interest at a customary Canadian base rate plus an applicable margin to be agreed. Applicable margins for all revolving loans will be adjusted over time based on changes in our secured debt ratings.

Prepayments.  We will be required to offer to prepay the term loan borrowings under the new senior secured credit facilities and offer to prepay any outstanding pari passu notes on a pro rata basis pursuant to mandatory prepayments relating to certain specified asset sales by us and specific incurrences of debt by certain of our material subsidiaries (or certain equity offerings, in the case of FMCC). Voluntary prepayments of the term loan borrowings under the new senior secured facilities are permitted subject to a two year no-call period and the following prepayment premiums: 2.00% for prepayments after the second anniversary of the new senior secured facilities but on or prior to the third anniversary, and 1.00% for prepayments after the third anniversary but on or prior to the fourth anniversary.

Guarantees.  We and certain of our designated domestic and foreign subsidiaries are borrowers under the new senior secured credit facilities. We and certain of our domestic subsidiaries that constitute a substantial portion of our domestic automotive assets (excluding cash) at closing, will cross-guarantee each borrower’s obligations under the new senior secured credit facilities.

Security.  The obligations of Ford, the borrowers and the guarantors under the new senior secured credit facilities, along with obligations arising under certain hedging agreements, cash management obligations and additional pari passu secured indebtedness referenced above, will be secured by a substantial portion of our domestic automotive assets (excluding cash and subject to limitations set forth in our existing public indentures). The collateral includes our principal domestic manufacturing facilities, excluding facilities to be closed and subject to limitations set forth in existing public indentures; domestic accounts receivable, domestic inventory and up to $4 billion of marketable securities or cash proceeds therefrom; 100% of the stock of our principal domestic subsidiaries, including FMCC (but excluding the assets of FMCC); certain intercompany notes of Volvo, Ford Canada and Grupo Ford; 66% -100% of the stock of all major first tier foreign subsidiaries; and certain domestic intellectual property, including trademarks.

Representations and Warranties.  The new senior secured credit facilities will contain representations and warranties with respect to, among others, the accuracy of Ford’s most recent annual and quarterly financial statements, the absence of a material adverse effect since the filing of our Quarterly Report on Form 10-Q for the third quarter of 2006, corporate existence and power and authority of borrowers and guarantors, enforceability of loan documentation, no conflict with law or material contracts, no material litigation, ownership of property (including intellectual property), compliance with Federal reserve regulations, ERISA and environmental laws, investment company act and creation of security interests.

Affirmative Covenants.  The new senior secured credit facilities will contain affirmative covenants requiring delivery of our financial statements and those of certain of our subsidiaries, delivery of compliance and borrowing base certificates and notices of default, maintenance of Ford’s automotive business and corporate existence, maintenance of insurance and delivery of certain future guarantees and collateral.

Negative Covenants.  The new senior secured credit facilities will require on-going compliance with a borrowing base covenant and contain other restrictive covenants that limit, subject to certain exceptions, our ability to pay dividends, make certain repurchases of equity or repay certain of our material indebtedness prior to maturity, our ability and the ability of the guarantors of the new senior secured credit facilities to incur secured indebtedness, our ability to merge or consolidate with another person or to grant liens on the collateral for the new senior secured facilities, our ability and the ability of certain of our subsidiaries to complete specified asset sales and the ability of our foreign subsidiaries whose equity has been pledged as security for the new senior secured facilities to incur indebtedness. Lenders under the new senior secured credit facilities will also benefit from a negative pledge and sale leaseback covenant corresponding to such covenants in our existing senior unsecured notes.

Liquidity Covenant.  The new senior secured credit facilities contain a covenant requiring us to maintain a minimum of $4.0 billion in the aggregate of domestic cash, cash equivalents, loaned and marketable securities and short-term VEBA assets.

Events of Default.  The new senior secured credit facilities contain the following events of default:

•	failure to pay any principal when due, any interest or facility fee for a period of 5 business days or any other amount for a period of 30 days after notice;

•	any representation or warranty is materially incorrect;

•	failure to timely deliver quarterly or annual financial statements, comply with the borrowing base covenant or the minimum liquidity covenant for a period of 20 days or any other covenant after notice and expiry of a 30 day grace period;

•	cross payment default to debt for borrowed money of Ford’s or any significant guarantor of $1 billion or more;

•	cross acceleration to the pari passu notes, if any, or the debt for borrowed money of Ford’s or any significant guarantor with an outstanding principal amount of $1 billion or more;

•	bankruptcy of us, any significant guarantor, FMCC, Volvo or Ford Canada;

•	U.S. judgments against us or any significant guarantor not vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days, that involve a liability of either (a) $100 million (or the foreign currency equivalent thereof) or more, in the case of any single judgment or decree or (b) $200 million (or the foreign currency equivalent thereof) or more in the aggregate;

•	change in control;

•	invalidity of any material guarantee or any security interest subject to a materiality threshold;

•	occurrence of certain ERISA events.

While the occurrence and continuance of an event of default will restrict our and the other borrowers’ ability to borrow under the revolving credit facility, the lenders will not be permitted to exercise of rights or remedies against the collateral unless the obligations under new the senior secured credit facilities have been accelerated.

DESCRIPTION OF NOTES

This description of the terms of the notes adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on the description in this prospectus supplement. This description is only a summary of certain terms of the indenture and supplemental indenture referred to below, and does not purport to be complete. Those documents, and not the descriptions, will define the rights of the holders of the notes. Whenever particular defined terms of the indenture and supplemental indenture are referred to herein, such defined terms are incorporated by reference herein. For purposes of this summary, the terms “Ford,” “we,” “us” and “our” refer only to Ford Motor Company and not to any of its subsidiaries, and references to our common stock do not include our Class B stock.

General

The notes will be issued under an indenture, dated as of January 30, 2002, between us and The Bank of New York (as successor trustee to JPMorgan Chase Bank), as amended and supplemented, including the supplemental indenture relating to the notes. The notes are part of the debt securities registered by Ford in January 2002 to be issued on terms to be determined at the time of sale. In addition to the notes offered hereby, debt securities in the aggregate principal amount of approximately $5.8 billion previously have been designated for sale or have been sold under the registration statement to which this prospectus supplement relates.

The notes will initially be limited to $4,500,000,000 aggregate principal amount, or $4,950,000,000 if the underwriters exercise in full their over-allotment option, as described on the cover of this prospectus supplement, will be senior unsecured obligations of Ford and will mature on December 15, 2036, unless earlier converted or redeemed or repurchased by us.

The notes will bear interest from the date of initial issuance, anticipated to be December 15, 2006, at the rate per annum shown on the cover page of this prospectus supplement. Interest will be payable on June 15 and December 15 of each year, commencing June 15, 2007, to the persons in whose name the notes are registered at the close of business on the June 1 or December 1, whether or not a business day, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If interest or principal is payable on a day that is not a business day, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. A “business day” is any day other than a Saturday or Sunday or other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

The indenture does not contain any financial covenants. The indenture contains covenants for the benefit of the holders of the notes which, among other things, restrict our ability to:

•	create liens on certain of our assets to secure other indebtedness;

•	engage in certain sale and leaseback transactions; or

•	consolidate, merge or transfer all or substantially of our assets.

Subject to our compliance with the limitation on liens covenant provided for by the indenture, the indenture and the notes will not limit the amount of debt we or any of our subsidiaries may incur. In addition, the covenants described above are subject to important exceptions and qualifications that are described in this prospectus supplement under “— Certain Covenants.”

The indenture does not require us to maintain any sinking fund or other reserves for the notes.

We or a third party may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase or a third party purchases may, to the extent permitted by applicable law, be re-issued or resold or may, at our or such third party’s option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

The notes are not subject to defeasance or covenant defeasance prior to the Company electing to terminate conversion rights as described below under “— Our Right to Terminate Conversion Rights.”

Ford may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity, conversion rate and other terms as the notes. Any additional notes will, together with the notes, constitute a single series of the notes under the indenture. No additional notes may be issued as part of the same series if an Event of Default has occurred and is continuing with respect to the notes.

Only registered holders of notes will have rights under the indenture.

Ranking

The notes will be:

•	our senior unsecured obligations;

•	effectively junior to any existing or future secured debt, including our obligations under our new senior secured credit facilities, to the extent of the collateral securing such debt;

•	equal in ranking to any existing or future unsecured senior debt;

•	structurally subordinated to all existing and future liabilities of our subsidiaries, including debt for borrowed money, guarantees of our new senior secured credit facilities, trade payables, lease commitments and pension and postretirement healthcare and life insurance liabilities; and

•	senior in right of payment to all our existing and future subordinated debt, including $5.2 billion of our 6.50% Junior Subordinated Debentures due 2032.

As of September 30, 2006, we and our subsidiaries (other than our financial services sector, including FMCC) had approximately $17.7 billion of consolidated indebtedness. As of September 30, 2006, after giving effect to the Financing Transactions, our total outstanding debt (other than debt of our financial services sector, including FMCC) would have been approximately $29.2 billion, including $7.0 billion of secured indebtedness under our new senior secured credit facilities, $0.3 billion of existing secured indebtedness, $2.2 billion of additional unsecured indebtedness of our subsidiaries that would also have been structurally senior to the notes, an additional $10.0 billion of unsecured indebtedness that would have been pari passu with the notes and $5.2 billion that would have been contractually subordinated to the notes. In addition, as of September 30, 2006, we would have had undrawn commitments under our new senior secured revolving credit facilities being entered into as part of the Financing Transactions, of between $10.5 billion and 11.5 billion, which amount may change at closing or thereafter based on market conditions and other factors. As of September 30, 2006, our financial services sector had approximately $136.7 billion of consolidated indebtedness, including $134.5 billion of consolidated indebtedness of FMCC, all of which would have been structurally senior to the notes.

We only have a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries, including without limitation the guarantees of our new senior secured credit facilities. Holders of the notes will only be creditors of Ford, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors, as well as the claims of preferred stockholders, will be effectively senior to the notes.

The notes are obligations exclusively of Ford. A significant portion of our operations is conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our subsidiaries to pay dividends and make loans and advances to us. See “Summary — Company Overview — Outlook” for a discussion of the suspension of FMCC’s regular dividend payments.

Conversion Rights

Holders may convert their notes into shares of Ford common stock initially at a conversion rate of 108.6957 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.20 per share). As described below under “— Settlement upon Conversion,” upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. In addition, at any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to notes to be converted as described under “— Settlement upon Conversion — Our Right to Irrevocably Elect Net Share Settlement upon Conversion.” Our ability to do so may, however, be limited by the covenants in our new senior secured credit facilities. The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus supplement as the “conversion rate” and the “conversion price,” respectively, and will be subject to adjustment as described below.

Unless earlier terminated as described below, your rights to surrender notes for conversion will expire on the close of business on the trading day immediately preceding December 15, 2036. We may elect to terminate your conversion rights on or after December 20, 2013 if the closing sale price (as defined below) of our common stock exceeds 140% of the then applicable conversion price for 20 trading days in any consecutive 30 trading day period as described under “— Our Right to Terminate Conversion Rights.”

Conversion Procedures

You may convert all or part of any note by delivering the note at the corporate trust office of the trustee, The Bank of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The “conversion date” will be the date on which the note and the duly signed and completed conversion notice are so delivered and any payment described below is made.

To convert a note represented by a global security, a holder must convert by book-entry transfer to the conversion agent through the facilities of DTC.

Subject to our right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “— Settlement upon Conversion,” and if we have not elected to satisfy entirely or partially our conversion obligation in cash, as soon as practicable after we are required to notify you of our choice of method of settlement, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fraction of a share. Settlement of our conversion obligation that we have elected to satisfy partially or entirely in cash will occur on the third trading day following the final trading day of the cash settlement averaging period (as defined below). The certificate(s) will then be sent by the trustee to the conversion agent for delivery to the holder of the note being converted. Any shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.

If a note has been called for redemption, holders may not convert their note after the close of business on the second business day immediately preceding the date of redemption. Additionally, if a holder has already delivered a repurchase notice, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the principal amount converted is $1,000 or an integral multiple thereof.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next succeeding interest payment date. Accordingly, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. The foregoing sentence shall not apply to notes converted after we have given notice of a redemption as described under “— Redemption by Ford,” if we have given notice of a designated event or change in control as described under ‘‘— Repurchase upon a Designated Event or Change in Control,” or if we have given notice to terminate the conversion rights of the notes as described under “— Our Right to Terminate Conversion Rights.”

No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares of common stock upon conversion. Instead, we will pay cash in lieu of fractional shares of common stock. Delivery of our common stock (or cash or a combination of cash and shares of common stock, if we so elect) will be deemed to satisfy our obligation to pay all amounts owed on the notes, including accrued interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for the accrued interest. For a summary of the U.S. federal income tax considerations relating to conversion of a note, see “Certain United States Federal Income and Estate Tax Considerations — U.S. Holders — Conversion of Notes into Common Stock, Cash or a Combination Thereof” and “Certain United States Federal Income and Estate Tax Considerations — Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock.”

The “closing sale price” of our common stock or any other security on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported on the New York Stock Exchange, or if our common stock or such other security is not listed on the New York Stock Exchange, as reported by the principal U.S. exchange or quotation system on which our common stock or such other security is then listed or quoted. In the absence of such quotations, our board of directors will make a good faith determination of the closing sale price.

We have initially appointed the trustee as conversion agent. We may terminate the appointment of any conversion agent or appoint additional or other conversion agents. Notice of any termination or appointment and of any change in the office through which any conversion agent will act will be given in accordance with “— Notices” below.

You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

Settlement upon Conversion

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of notes, we may elect to deliver cash or a combination of cash and shares of our common stock.

Except to the extent we have irrevocably elected net share settlement upon conversion (as described below), we will inform the holders through the trustee of the method we choose to satisfy our obligation upon conversion no later than the second trading day immediately following the related conversion date. We may, in lieu of sending individual notices of our election, send one notice to all holders of the method we choose to satisfy our conversion obligation for conversions following our notice of redemption of the notes, notice of termination of conversion rights or on or following the twenty-fifth trading day preceding the maturity date.

Except to the extent we have irrevocably elected net share settlement upon conversion, if we do not give any notice within the applicable time period as to how we intend to settle, we shall satisfy our conversion obligation only in shares of our common stock (and cash in lieu of fractional shares). If we choose to satisfy any portion of our conversion obligation in cash, we will specify the amount to be satisfied in cash as a percentage of the conversion obligation or a fixed dollar amount. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle our conversion obligations arising on different trading days in the same manner. That is, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock.

If we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional shares), you may retract your conversion notice at any time during the two trading-day period beginning on the trading day after we have notified the trustee of our method of settlement. We refer to this period as the conversion retraction period. You cannot retract your conversion notice if: (a) we have irrevocably elected net share settlement upon conversion before you delivered your conversion notice; (b) you are converting your notes during the period beginning on the date we have issued a notice of redemption and ending on the related redemption date; or (c) you are converting your notes during the period beginning twenty-five trading days preceding the maturity date and ending one trading day preceding the maturity date, even if we have not otherwise notified you prior to the conversion date of our settlement method election.

Settlement of our conversion obligation that we have not elected to satisfy partially or entirely in cash will occur in shares of our common stock as soon as practicable after we are required to notify you that we have chosen this method of settlement.

Settlement of our conversion obligation that we have elected to satisfy partially or entirely in cash will occur on the third trading day following the final trading day of the cash settlement averaging period (as defined below).

If we elect to satisfy the entire conversion obligation with shares of our common stock, we will deliver to you a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. In addition, we will pay cash for all fractional shares of common stock (calculated on an aggregate basis for the notes you have surrendered for conversion) based on the closing sale price of the common stock on the trading day immediately preceding the conversion date.

If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of notes to be converted divided by $1,000 multiplied by (2) the applicable conversion rate, and

•	the average closing sale price of shares of our common stock during the 20 trading day period beginning on: (1) for notes converted during the period beginning on the 30th day prior to the maturity date or the date on which conversion rights terminate, the third trading day after the maturity date or such conversion rights termination date, as the case may be; and (2) in all other instances, the third trading day after the conversion date (the “cash settlement averaging period”).

If we elect to satisfy a percentage or fixed amount (but not all) of the conversation obligation per $1,000 principal amount of notes in cash, we will deliver to you:

•	a dollar amount representing the percentage that we elect of the Conversion Value or such fixed amount per $1,000 principal amount of notes (in each case, the “cash amount”) and

•	a number of shares of our common stock per $1,000 principal amount of notes equal to the sum, for each trading day of the cash settlement averaging period, of the greater of:

•	zero, and

•	a number of shares determined by the following formula:

(closing sale price of our common stock on such trading day × applicable conversion rate) − the cash amount closing sale price of our common stock on such trading day × 20

In these cases, we will pay cash for fractional shares of common stock (calculated on an aggregate basis for the notes you have surrendered for conversion) based on the closing sale price of the common stock on the last trading day of the cash settlement averaging period.

A “trading day” means (x) if the applicable security is listed on the New York Stock Exchange, a day on which trades may be made thereon or (y) if the applicable security is listed or admitted for trading on the American Stock Exchange, the Nasdaq Global Market or another national securities exchange or market, a day on which the American Stock Exchange, the Nasdaq Global Market or another national securities exchange or market is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any business day.

Our Right to Irrevocably Elect Net Share Settlement upon Conversion

At any time on or prior to the 26th trading day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the notes to be converted after the date of such election with a combination of cash in an amount equal to the lower of (a) the Conversion Value and (b) the aggregate principal amount of the notes to be converted, and shares of our common stock representing the excess of such Conversion Value over such aggregate principal amount. The number of shares so to be delivered per $1,000 principal amount of notes will be equal to the sum, for each trading day in the cash settlement averaging period, of the greater:

•	zero, and

•	a number of shares determined by the following formula:

(closing sale price of our common stock on such trading day × applicable conversion rate) − $1,000 closing sale price of our common stock on such trading day × 20

The “Conversion Value” means the average of the products for each trading day of the cash settlement averaging period of (i) the applicable conversion rate for such day multiplied by (ii) the closing sale price per share of our common stock on such day multiplied by (iii) the aggregate principal amount of notes to be converted divided by $1,000. Such election would be in our sole discretion without the consent of the holders of notes.

If we make such election, we will notify the trustee and the holders of notes at their addresses shown in the register of the registrar.

Our Right to Terminate Conversion Rights

We may elect, in our sole discretion, upon at least 30 and not more than 60 days’ notice given in the manner provided in the indenture, to terminate your right to convert the notes if the closing sale price of our common stock on or after December 20, 2013 exceeds 140% of the then applicable conversion price, as adjusted as described under “— Conversion Rate Adjustments”, for 20 trading days in any consecutive 30 trading day period ending on the trading day either (a) five days prior to the mailing of the notice of termination of conversion rights, provided that the closing sale price of our common stock on such 30th trading day exceeded 140% of the then applicable conversion price, or (b) immediately prior to the mailing of the notice of termination of conversion rights, regardless of the price of our common stock on such 30th trading day. If we make such election, we will notify the trustee and the holders of notes at their addresses shown in the register of the registrar and we will, on a date not less than 30 days prior to the date on which conversion rights terminate, disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases.

Adjustment to Conversion Rate upon a Designated Event

If the effective date of a transaction that constitutes a “designated event” (as defined below) occurs on or prior to December 20, 2016, and a holder elects to convert its notes in connection with such designated event, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a designated event if such notes are surrendered for conversion during the period commencing on the effective date of such transaction (the “effective date”) and ending on the repurchase date in connection with such transaction, if applicable, or, if there is no repurchase date as described below under “— Repurchase upon a Designated Event or Change in Control”, ending on the 30th day following the effective date of such transaction.

We will mail notice of such a designated event to holders and issue a press release no later than 20 days prior to the anticipated effective date for such designated event.

The number of additional shares to be added to the conversion rate upon a designated event will be determined by reference to the table below and is based on the effective date and the “applicable price” in connection with such transaction.

The “applicable price” in connection with a designated event means:

•	if the consideration paid to holders of our common stock in connection with such transaction consists exclusively of cash, the amount of such cash per share of our common stock; and

•	in all other cases, the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the effective date.

The stock prices set forth in the first row of the table below (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the applicable prices in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to the adjustment giving rise to the applicable price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rights — Conversion Rate Adjustments.”

The following table sets forth the applicable price and number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

	Applicable Price
Effective Date	$7.36	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$20.00	$25.00	$30.00	$50.00

December 15, 2006	27.1739	25.9493	21.4781	18.1035	15.4836	13.4012	11.7128	10.3206	5.3971	3.4001	2.2009	0.0000
December 15, 2007	27.1739	25.6222	21.0635	17.6504	15.0212	12.9465	11.2757	9.9065	5.1333	3.2269	2.0876	0.0000
December 15, 2008	27.1739	25.2362	20.5592	17.0907	14.4438	12.3741	10.7217	9.3784	4.7863	2.9953	1.9343	0.0000
December 15, 2009	27.1739	24.9915	20.1410	16.5763	13.8813	11.7941	10.1435	8.8141	4.3819	2.7131	1.7410	0.0000
December 15, 2010	27.1739	24.1951	19.1318	15.4615	12.7291	10.6472	9.0284	7.7468	3.6726	2.2392	1.4276	0.0000
December 15, 2011	27.1739	23.1488	17.7625	13.9197	11.1160	9.0392	7.4597	6.2446	2.7029	1.6140	1.0274	0.0000
December 15, 2012	27.1739	21.9141	15.9745	11.7968	8.8114	6.6783	5.1437	4.0346	1.4097	0.8381	0.5479	0.0000
December 15, 2013	27.1739	21.1933	14.4133	9.3503	5.4445	2.5278	0.6971	0.1041	0.0072	0.0017	0.0000	0.0000
December 15, 2014	27.1739	20.9295	13.8798	8.8214	5.0553	2.2484	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 15, 2015	27.1739	19.3770	11.9211	7.1020	3.8867	1.6924	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 20, 2016	27.1739	16.3043	2.4155	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact applicable price and effective date may not be set forth in the table above, in which case:

•	if the actual applicable price is between two applicable price amounts in the table or the effective date is between two dates in the table, the increase in the conversion rate will be determined by straight-line interpolation between the numbers set forth for the higher and lower applicable price amounts, and/or the two dates, based on a 365-day year, as applicable;

•	if the actual applicable price is equal to or in excess of $50.00 per share (subject to adjustment), we will not increase the conversion rate applicable to the converted note; and

•	if the actual applicable price is equal to or less than $7.36 per share (the last reported sale price of our common stock on the date of this prospectus supplement) (subject to adjustment), we will not increase the conversion rate applicable to the converted note.

Notwithstanding the foregoing, in no event will we increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 135.8696 shares per $1,000 principal amount of note, subject to adjustments in the same manner as the conversion rate as set forth under clauses (1) through (4) under “— Conversion Rights — Conversion Rate Adjustments.”

A “designated event” means any of the following:

•	more than 50% of the voting power of our voting stock (as defined below) being held by a person or persons (other than Permitted Holders) who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities” of Ford (within the meaning of Section 13(d)(3) of the Exchange Act),

•	more than 50% of the voting power of our voting stock (as defined below) being held by a person or persons who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities” of Ford (within the meaning of Section 13(d)(3) of the Exchange Act), where such person or persons are Permitted Holders, resulting in our common stock (or other securities or property into which the notes are then convertible) no longer being listed for trading on the New York Stock Exchange or listed or approved for trading or quoted on the NASDAQ Global Market or on any other U.S. national securities exchange or other similar market, or

•	we consolidate or merge with or into another person (other than one of our subsidiaries), or convey, sell, transfer or lease all or substantially all of our assets to another person (other than to one of our subsidiaries), or any person (other than one of our subsidiaries) merges into or consolidates with us, and our outstanding common stock is reclassified into, converted for or converted into the right to receive any property or security, provided that no such transaction will constitute a “designated event” if persons that beneficially own (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions) our common stock immediately prior to the transaction beneficially own, directly or indirectly, common stock representing at least a majority of the voting power of all common stock of the surviving person after the transaction in substantially the same proportion as their voting power immediately prior to the transaction.

“Permitted Holders” means holders of our Class B stock on the date the notes are originally issued and such other holders of Class B stock from time to time; provided that such holder satisfies the qualifications set forth in clauses (i) through (vii) of subsection 2.2 of Article Fourth of our restated certificate of incorporation as in effect on the date the notes are originally issued.

On March 15, 2006, 70,852,076 shares of Class B stock were outstanding, representing 40% of the general voting power.

“Voting stock” means with respect to any person, such person’s capital stock having the right to vote for the election of directors (or the equivalent thereof) of such person under ordinary circumstances.

Notwithstanding the foregoing, no increase in the conversion rate will be made in the case of any designated event if at least 90% of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights, in a transaction otherwise constituting a designated event consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or quoted on a U.S. national securities exchange or the NASDAQ Global Market or other similar market, or will be so traded immediately following such transaction, and as a result of such transaction the notes become convertible solely into such consideration.

The definition of designated event includes a phrase relating to the conveyance, sale, transfer or lease of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, our obligation to increase the conversion rate as described above as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Rate Adjustments

The conversion rate will be adjusted for the following events:

(1) the issuance of our common stock as a dividend or distribution to all holders of our common stock, or a subdivision or combination of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1 OS0

where,

CR0 =	the conversion rate in effect at the close of business on the record date
CR1 =	the conversion rate in effect immediately after the record date
OS0 =	the number of shares of our common stock outstanding at the close of business on the record date
OS1 =	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such event

(2) the issuance to all holders of our common stock of certain rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS0+X OS0+Y
where,

CR0 =	the conversion rate in effect at the close of business on the record date
CR1 =	the conversion rate in effect immediately after the record date
OS0 =	the number of shares of our common stock outstanding at the close of business on the record date
X =	the total number of shares of our common stock issuable pursuant to such rights or warrants
Y =	the aggregate price payable to exercise such rights or warrants divided by the average of the closing sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights or warrants the conversion rate will, however, be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

(3) the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness, rights or warrants to purchase our securities, or our assets (excluding (A) any dividend, distribution or issuance covered by clauses (1) or (2) above or (4) or (5) below), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0 − FMV
where,

CR0 =	the conversion rate in effect at the close of business on the record date
CR1 =	the conversion rate in effect immediately after the record date
SP0 =	the current market price
FMV =	the fair market value (as determined by our board of directors), on the record date, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock if the transaction that gives rise to an adjustment pursuant to this clause (3) is, however, one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the New York Stock Exchange or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR1 = CR0 ×	FMV0 + MP0 MP0
where,

CR0 =	the conversion rate in effect at the close of business on the record date
CR1 =	the conversion rate in effect immediately after the record date
FMV0 =	the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences with respect to such dividend or distribution on the New York Stock Exchange or such other national or regional securities exchange or market on which our common stock is then listed or quoted

MP0 =	the average of the closing sale prices of our common stock over the 10 consecutive trading days commencing on and including the third trading day after the date on which “ex-distribution trading” commences with respect to such dividend or distribution on the New York Stock Exchange or such other national or regional securities exchange or market on which our common stock is then listed or quoted

(4) dividends or other distributions consisting exclusively of cash to all holders of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 SP0 − C

where,

CR0 =	the conversion rate in effect at the close of business on the record date
CR1 =	the conversion rate in effect immediately after the record date
SP0 =	the current market price
C =	the amount in cash per share we distribute to holders of our common stock

(5) we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer (other than offers not subject to Rule 13e-4 under the Exchange Act) by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the closing price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	FMV + (SP1 x OS1) OS0 × SP1
where,

CR0 =	the conversion rate in effect at the close of business on the expiration date
CR1 =	the conversion rate in effect immediately after the expiration date

FMV =	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)

OS1 =	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares
OS0 =	the number of shares of our common stock outstanding at the expiration time, including any purchased shares
SP1 =	the average of the closing sale prices of our common stock for the 10 consecutive trading days commencing on the trading day immediately after the expiration date

In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

“Current market price” of our common stock, on any day, means the average of the closing sale prices of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

If a shareholders rights plan under which any rights are issued provides that each share of common stock issued upon conversion of notes at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, there shall not be any adjustments to the conversion privilege or conversion rate. If prior to any conversion, the rights have separated from the common stock, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities or rights as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The indenture does not require us to adjust the conversion rate for any of the transactions described above if we make provision for holders of the notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines to be fair and appropriate or in certain other cases.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

Notwithstanding anything in this section “— Conversion Rate Adjustments” to the contrary, the conversion rate as adjusted in accordance with this section will not exceed 135.8696 shares per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate; provided that we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually, on the anniversary of the first date of issue of the notes and otherwise and (b)(1) five business days prior to the maturity date of the notes or (2) five business days prior to the termination date with respect to holders’ conversion rights, redemption date or repurchase date, unless such adjustment has already been made.

We may from time to time, to the extent permitted by law and subject to applicable rules of The New York Stock Exchange, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable, including to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

As a result of any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in taxable dividend income to the holders of common stock. In addition, non-U.S. holders of notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income and Estate Tax Considerations — U.S. Holders — Constructive Distributions” and “Certain United States Federal Income and Estate Tax Considerations — Non-U.S. Holders — Dividends and Constructive Dividends.”

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale or conveyance to a third party of substantially all of our assets, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed, subject to our (or our successor’s) right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock, as described under “— Settlement upon Conversion,” into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a share of common stock would have owned or been entitled to receive (the “reference property”) upon such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the type and amount of consideration that holders of notes would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock, subject to our (or our successor’s) right to deliver, in lieu of the reference property, cash or a combination of cash and reference property, as described under “— Settlement upon Conversion.” We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. For a discussion of the tax consequences to a holder of changes to the conversion rate of the notes, see “Certain United States Federal Income and Estate Tax Considerations — U.S. Holders — Constructive Distributions,” and “Certain United States Federal Income and Estate Tax Considerations — Non-U.S. Holders — Dividends and Constructive Dividends.”

Adjustments of Average Prices

Whenever any provision of the indenture requires us to calculate an average of closing sale prices over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which the average is to be calculated.

Redemption by Ford

We may not redeem the notes at our option prior to December 20, 2016. Starting on that date and on any business day thereafter, we may redeem all or any portion of the notes, for cash, at once or from time to time, upon at least 30 and not more than 60 days’ notice given in the manner provided in the indenture, at a redemption price equal to 100% of the principal amount to be redeemed, together with accrued and unpaid interest thereon, up to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

We or a third party may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we or a third party purchase may, to the extent permitted by applicable law, be re-issued or resold or may, at our or such third party’s option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

Repurchase at the Option of Holders

On December 20, 2016 and on December 15, 2026, you will have the right, at your option, to require us to repurchase any outstanding notes for which you have properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions. You may submit your notes for repurchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date.

We will purchase each outstanding note for which such holder has properly delivered and not withdrawn a written repurchase notice at a repurchase price equal to 100% of the principal amount of such note, together with accrued and unpaid interest up to, but not including, the repurchase date.

We will pay the repurchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see “Certain United States Federal Income and Estate Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” and “Certain United States Federal Income and Estate Tax Considerations — Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock.”

On a date not less than 20 business days prior to each repurchase date, we will be required to give notice to all holders at their addresses shown in the register of The Bank of New York, as registrar, and to beneficial owners as required by applicable law, and disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases, stating, among other things, the procedures that holders must follow to require us to repurchase their notes.

The repurchase notice given by each holder electing to require us to purchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the repurchase date and must state:

•	the certificate numbers of the holder’s notes to be delivered for repurchase;

•	the aggregate principal amount of notes to be repurchased; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

If the debentures are not in certificated form, the purchase notice must comply with appropriate DTC procedures.

Our ability to purchase notes may be limited by the terms of our then existing credit facilities. The indenture will prohibit us from purchasing notes in connection with the holders’ purchase right if any Event of Default under the indenture has occurred and is continuing, except a default in the payment of the repurchase price with respect to the notes. As a result, if an Event of Default has occurred and is continuing, we will also default on the payment of the purchase price of any notes that we are required to purchase.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the repurchase date. The notice of withdrawal shall state:

•	the certificate numbers of the notes being withdrawn;

•	the aggregate principal amount of the notes being withdrawn; and

•	the aggregate principal amount, if any, of the notes that remain subject to the repurchase notice.

In connection with any repurchase offer, we will:

•	comply in all material respects with the applicable provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may then apply;

•	file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

•	otherwise comply with the federal and state securities laws.

If a holder has delivered a repurchase notice, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Our obligation to pay the repurchase price for a note as to which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with the necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the note to be paid on the later of the repurchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

Repurchase upon a Designated Event or Change in Control

If a “designated event” (as defined above under “— Conversion Rights — Adjustment to Conversion Rate upon a Designated Event”) or a “change in control” (as defined below) occurs, you will have the right, at your option, to require us to repurchase your notes not previously repurchased or called for redemption, in whole or in part. The repurchase price we are required to pay is 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. With respect to any event that is a “change in control,” we will pay the repurchase price in cash. With respect to any designated event that is not a change in control, we will pay the repurchase price in shares of our common stock (or such other consideration into which the shares of our common stock have been converted or exchanged in connection with the designated event). In the event holders of our common stock have the opportunity to elect the form of consideration to be received in connection with in such designated event, the type and amount of consideration that holders of notes will receive upon repurchase will be deemed to be the weighted average of the types and amounts of consideration received by holders of our common stock as a result of such designated event.

A “change in control” means either of the following:

•	more than 50% of the voting power of our voting stock being held by a person or persons (other than Permitted Holders) who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities” of Ford (within the meaning of Section 13(d)(3) of the Exchange Act); or

•	Continuing Directors (as defined below) cease to constitute at least a majority of our board of directors.

“Continuing Director” means at any date, an individual (a) who is a member of our board of directors on the date the notes are originally issued, (b) who has been elected as a member of our board of directors with a majority of the total votes of Permitted Holders that were cast in such election voted in favor of such member or (c) who has been nominated to be a member of our board of directors by a majority of the other Continuing Directors then in office.

Notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes in connection with a designated event or change in control, and we will not be required to deliver a notice of such designated event or change in control incidental thereto, if

•	the closing sale price of our common stock for any five trading days within the period of ten consecutive trading days ending immediately after the later of the change in control or designated event or the public announcement thereof, in the case of an acquisition of capital stock or resulting from a change in Continuing Directors, or the period of ten consecutive trading days ending immediately before the change in control or designated event, in the case of a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

•	at least 90% of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights, in a transaction otherwise constituting a change in control or designated event consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or quoted on a U.S. national securities exchange or the NASDAQ Global Market or other similar market or will be so traded immediately following such transaction, and as a result of such transaction the notes become convertible solely into such consideration.

We are obligated to give each registered holder of notes notice of the designated event or change in control within 30 days after the occurrence thereof, which notice must state, among other things, the repurchase right arising as a result of the designated event or change in control and the procedures that holders must follow to exercise these rights. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, a registered holder must deliver on or before the 30th business day after the date of our notice irrevocable written notice to the trustee of such holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the 30th business days after the date of our notice.

In connection with a designated event that is not a change in control, we will deliver to you a number of shares (or other securities or property, as applicable) determined by the following formula:

Purchase price to be settled by delivering stock (or other securities or property)
applicable settlement value

The “applicable settlement value” means, with respect to shares of our common stock, the greater of (1) the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the repurchase date multiplied by 99% or (2) $4.91 (approximately two-thirds of the closing price of our common stock on the date of this prospectus supplement) (subject to adjustment). In the case of a designated event in which the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive other securities or property, the “applicable settlement value” per security or unit of property shall be calculated as follows:

(a) for securities that are traded or quoted on a U.S. national securities exchange or the NASDAQ Global Market or other similar market, the average of the closing prices of such securities for the five consecutive trading days immediately preceding the repurchase date, or

(b) for other consideration that holders will have the right to receive, the value determined by our board of directors in good faith.

We will pay cash for fractional shares (calculated on an aggregate basis in the notes you have surrendered for purchase) based on the applicable settlement value.

Because the average closing sale price of our shares of common stock or the other securities will be determined prior to the repurchase date, holders of notes bear the market risk that our shares of common stock or such other securities will decline in value between the date the applicable settlement value is determined and the repurchase date.

In connection with any repurchase rights arising as a result of the occurrence of a change in control or designated event, we will:

•	comply in all material respects with the applicable provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may then apply;

•	file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

•	otherwise comply with the federal and state securities laws.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a designated event or change in control but that would increase the amount of our indebtedness or our subsidiaries’ indebtedness, some or all of which could be effectively senior to the notes.

We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be surrendered by holders seeking to exercise the repurchase right. Moreover, a change in control or designated event could cause an event of default under, or be prohibited or limited by, the terms of our other debt. If we were to fail to repurchase the notes when required following a change in control or designated event, an Event of Default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

Certain Covenants

The indenture will include covenants including, among others, the following:

Limitation on Liens

We will not, and we will not permit any Manufacturing Subsidiary to, incur, issue, assume, guarantee or suffer to exist any debt, secured by a pledge of, or mortgage or lien on, any Principal Domestic Manufacturing Property of Ford or any Manufacturing Subsidiary, or any shares of stock of or debt of any Manufacturing Subsidiary, without effectively providing that the notes (together with, if we shall so determine, any other debt of us or such Manufacturing Subsidiary then existing or thereafter created ranking equally with the notes) will be secured equally and ratably with (or prior to) such secured debt, so long as such secured debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured debt so secured plus all Attributable Debt of us and our Manufacturing Subsidiaries in respect of Sale and Leaseback Transactions would not exceed 5% of Consolidated Net Tangible Automotive Assets; provided, however, that this clause shall not apply to debt secured by:

(1) pledges, mortgages or liens on property of, or on any shares of stock or of debt of, any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

(2) pledges, mortgages or liens in favor of Ford or any Manufacturing Subsidiary;

(3) pledges, mortgages or liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(4) pledges, mortgages or liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or to secure any debt incurred prior to, at the time of, or within 60 days after, the acquisition of such property or shares of debt for the purpose of financing all or any part of the purchase price thereof; and

(5) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any pledges, mortgages or liens referred to in the foregoing clauses (1) to (4), inclusive; provided that such extension, renewal or replacement pledges, mortgages or liens shall be limited to all or a part of the same property, shares of stock or debt that secured the pledges, mortgages or liens extended, renewed or replaced (plus improvements on such property).

Limitations on Sale and Lease-Back Transactions

We will not, and we will not permit any Manufacturing Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including us or any Manufacturing Subsidiary) or to which any such lender or investor is a party, providing for the leasing by us or any Manufacturing Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Manufacturing Property which has been or is to be sold or transferred by us or such Manufacturing Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Manufacturing Property (a “Sale and Leaseback Transaction”) unless either:

(1) We or such Manufacturing Subsidiary could create debt secured by a pledge, mortgage or lien pursuant to the first paragraph of the covenant described under “— Certain Covenants — Limitation on Liens” on the Principal Domestic Manufacturing Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes; or

(2) We, within 120 days after the sale or transfer shall have been made by us or by a Manufacturing Subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Domestic Manufacturing Property so leased at the time of entering into such arrangement (as determined by any two of the following: the Chairman of our Board of Directors, our President, any Executive Vice President or Vice President, our Treasurer and our controller) to the retirement of Funded Debt of us; provided, however, that the amount to be applied to the retirement of Funded Debt of us shall be reduced by (a) the principal amount of any notes delivered within 120 days after such sale to the trustee for retirement and cancellation and (b) the principal amount of Funded Debt, other than notes, voluntarily retired by us within 120 days after such sale. Notwithstanding the foregoing, no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Merger, Consolidation or Sale of Assets

We may consolidate with, or sell or convey all or substantially all of our assets to, or merge with or into any other person; provided, however, that in any such case, (i) the successor entity will be an entity organized and existing under the laws of the United States or a state thereof and such entity shall expressly assume the due and punctual payment of the principal of and interest on all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions to be performed by us under the notes, the indenture, by agreements satisfactory to the trustee, executed and delivered to the trustee by such entity and (ii) such successor entity shall not, immediately after such merger or consolidation or such sale or conveyance, be in default in the performance of any such covenant or condition; provided, further, that the provisions of clause (i) shall not be applicable if we shall consolidate with or merge into a direct or indirect majority-owned subsidiary of us and we shall be the surviving corporation.

If, upon any such consolidation or merger of us with or into any other entity, or upon any sale or conveyance of the property of us as an entirety or substantially as an entirety to any other entity, any Principal Domestic Manufacturing Property of us or any Manufacturing Subsidiary or any shares of stock or debt of any Manufacturing Subsidiary would thereupon become subject to any pledge, mortgage or lien securing any debt as provided in the first paragraph of the covenant described under “— Limitation on Liens”, then unless we could create such pledge, mortgage or lien in accordance with covenant described under “— Limitation on Liens” without equally and ratably securing the notes, we, prior to or at the time of such consolidation, merger, sale or conveyance, will cause the notes to be secured equally and ratably with (or prior to) the debt secured by such pledge, mortgage or lien.

In case of any such consolidation, merger, sale or conveyance and upon any such assumption by the successor entity, such successor entity shall succeed to and be substituted for Ford with the same effect as if it had been named in the indenture as Ford, and the predecessor corporation shall be relieved of any further obligation under the notes and the indenture.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture relevant to the above described covenants. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus supplement or the accompanying base prospectus for which no definition is provided.

“Attributable Debt” means, as to any particular lease under which any person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate of 9.5% per annum compounded annually) required to paid by such person under such lease during the remaining term thereof.

“Consolidated Net Tangible Automotive Assets” means the sum of (i) the aggregate amount of Ford’s automotive assets (less applicable reserves and other properly deductible items) after deducting therefrom (x) all current liabilities and (y) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, plus (ii) Ford’s equity in the net assets of its financial services subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case as set forth in the most recent financial statements of Ford and its consolidated subsidiaries which have been prepared in conformity with generally accepted accounting principles.

“Funded Debt” shall mean all indebtedness for money borrowed having a maturity of more than 12 months from the date of the most recent balance sheet of Ford and its consolidated subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from the date of such balance sheet at the option of the borrower.

“Manufacturing Subsidiary” means a subsidiary of Ford which owns or leases a Principal Domestic Manufacturing Property.

“Principal Domestic Manufacturing Property” means any plant in the United States owned or leased by Ford or any subsidiary of Ford, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 0.5% of the Consolidated Net Tangible Automotive Assets and more than 75% of the total production measured by value of which in the last fiscal year prior to such date consisted of one or more of the following: cars or trucks or related parts and accessories or materials for any of the foregoing.

Events of Default and Remedies

The following will be “Events of Default” for the notes:

•	failure to pay accrued and unpaid interest on the notes for 30 days after becoming due;

•	failure to pay the principal amount, redemption price or repurchase price of any note for five business days after such amount becomes due and payable on the notes;

•	failure by us to provide notice of a change in control in accordance with the terms of the indenture;

•	default in the delivery when due of all shares of common stock and any cash payable upon conversion with respect to the notes, which default continues for 15 days;

•	failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 90 days after receipt of such notice or such shorter period as set forth under “— Reports to Trustee”; and

•	certain events of bankruptcy, insolvency or reorganization with respect to Ford.

If an Event of Default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes plus accrued and unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the notes can void the declaration. In the case of certain events of bankruptcy, insolvency or reorganization involving Ford, the principal amount of the notes plus accrued and unpaid interest, if any, accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

An Event of Default for a particular series of debt securities under the indenture will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

The indenture provides that within 90 days after default under a series of debt securities, the trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable protection from expenses and liability. If they provide this reasonable indemnification, the holders of a majority of the total principal amount of the notes may direct the trustee how to act under the indenture.

Modification of the Indenture

The indenture permits us and the trustee to amend the indenture without the consent of the holders of notes:

•	to evidence the succession of another corporation and the assumption of our covenants under the indenture and the notes;

•	to add to our covenants or to the Events of Default, to surrender any right or power conferred upon us under the indenture or to make other changes which would not adversely affect in any material respect any holder of any outstanding notes;

•	to cure any ambiguity or to correct or supplement any provisions of the indenture which may be defective or inconsistent with any other provision of the indenture, or to make such other provisions with respect to matters or questions arising under the indenture, provided that such other provisions shall not adversely affect the interest of the holders of the notes in any material respect;

•	to comply with the rules of any applicable securities depositary;

•	to add any guarantor with respect to the notes;

•	to secure the notes pursuant to the requirements of the indenture or otherwise;

•	to establish the form or terms of securities of any series; and

•	to evidence and provide for the acceptance of an appointment by a successor trustee with respect to one or more series of the securities and to change any provision of the indenture to accommodate the administration of trusts under the indenture by more than one trustee.

No amendment to the indenture made solely to conform the indenture to the description of the notes contained in this prospectus supplement and the accompanying prospectus will be deemed to adversely affect the interests of the holders of the notes.

The indenture also permits us and the trustee, with the consent of not less than a majority of the principal amount of the notes, to add any provisions to or change or eliminate any of the provisions of the indenture or to modify the rights of the holders of the notes; provided however that, without the consent of each holder affected thereby, we cannot:

•	change the maturity of the principal, premium, if any, or interest installment of any note;

•	reduce the principal amount or premium, if any, payable at maturity or upon repurchase or redemption, or interest rate of any note;

•	make any change that adversely affects conversion rights or conversion rate of any note;

•	make any change that adversely affects the right of a holder to require us to repurchase any note;

•	impair the right of any holder to convert or receive payment of principal and interest with respect to any note or the right to institute suit for the enforcement of any payment with respect to, or conversion of, any note;

•	change the place or currency of payment of principal or interest in respect of any note;

•	make any change in the amendment provisions which require each holder’s consent; and

•	reduce the percentage required for modifications.

The holders of not less than a majority of the principal amount of the notes may waive certain past defaults under the indenture.

Calculations in Respect of the Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, anti-dilution adjustments and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely on the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

The notes will be evidenced by one or more global notes, which will be deposited with the trustee, as custodian for the Depository Trust Company, or DTC, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or DTC ceases to be a registered clearing agency or ceases doing business or announces an intention to cease doing business, and we do not appoint a successor depositary; or

•	an Event of Default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

So long as the notes are in global form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in your name if they are represented by the global note;

•	you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

We will make payments of interest on and principal of and the redemption or repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible, after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose account the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

DTC has also advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

•	participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

•	certain participants, or their representatives, together with other entities, own DTC; and

•	indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Reports to Trustee

We will furnish to the trustee copies of our annual reports on Form 10-K and our quarterly reports on Form 10-Q within 15 days after we are required to file the same with the SEC; provided that if we are not required to file such reports with the SEC, then within 15 days after we would be required to file these reports with the SEC if we had a security listed on a national securities exchange. Such 15-day period shall automatically be extended to the earlier of (a) the date that is five days prior to the date of the occurrence of any event of default (or any comparable term) under any series of our currently outstanding debt securities as a result of our failure to provide annual or quarterly financial statements to the extent required under the related indenture and (b) in the case of audited annual financial statements, within 240 days after the end of our fiscal year, and in the case of unaudited quarterly financial statements, within 220 days after the end of each of the first three quarterly periods of each fiscal year. If the period for filing any report is automatically extended for 85 or more days as described above, then the 90 day cure period for our failure to comply with our obligation to file such report will be reduced to 5 days. If, however, in connection with an event of default under another series of our debt securities, the period for filing such report is automatically extended for less than 85 days, then the number of days in such cure period shall be reduced to equal the number by which 90 exceeds the number of days of such extension.

We will also furnish the trustee with a certificate following the end of each fiscal year as to whether any default or Event of Default exists under the Indenture.

Notices

Notice to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

The Bank of New York (as successor trustee to JPMorgan Chase Bank) is the trustee, security registrar, paying agent and the conversion agent.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, including our outstanding Series B preferred stock, certain terms of which affect the common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation. See “Where You Can Find More Information.”

Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock. As of October 31, 2006, we had outstanding 1,818,368,912 shares of common stock, 70,852,076 shares of Class B stock and no shares of Series B preferred stock.

Common Stock and Class B Stock

Rights to Dividends and on Liquidation. Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading “Stock Dividends.” Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting — General. All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock. Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power. If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%. If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share. Based on the number of shares of Class B stock and common stock outstanding as of March 15, 2006, the record date for our most recent meeting of shareholders, each holder of Class B stock was entitled to 16.911 votes per share. Of the outstanding Class B stock as of March 15, 2006, 49,293,595 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default. It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more dividend periods worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

Non-Cumulative Voting Rights. Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class. If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of our restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of our property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

•	voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

Preemptive and Other Subscription Rights. Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock. In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends. If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock. If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

Miscellaneous; Dilution. If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932,) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•	The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of certain United States federal income and estate tax consequences of the ownership of notes and the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchases the notes on original issuance at its initial offering price, and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar.

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes.

Payment of Interest

This discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount within the meaning of Section 1273(a)(3) of the Code. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption, Repurchase or other Disposition of Notes

Except as provided below under “Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion or Repurchase of the Notes” you will generally recognize gain or loss upon the sale, exchange, redemption, repurchase or other disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption, repurchase or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion or Repurchase of the Notes

We intend to take the position that neither gain nor loss will be recognized by holders on the exchange of notes into shares of common stock upon conversion or repurchase otherwise, except to the extent of cash received, if any, including any cash received in lieu of a fractional share and except to the extent of amounts received with respect to accrued interest, which will be taxable as such. If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “Sale, Exchange, Redemption, Repurchase or other Disposition of Notes”). If a combination of cash and stock is received in exchange for your notes upon conversion, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your adjusted tax basis in the note (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon a conversion or repurchase (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted or repurchased (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion and the ownership of our common stock.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of Notes — Adjustment to the Conversion Rate Upon a Designated Event”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.

Payments of Interest

The 30% United States federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “Payments of Interest” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

To the extent that any cash, shares of common stock, cash or combination of cash and shares of common stock received upon the conversion of the notes by you is subject to U.S. withholding tax and is not sufficient to comply with our U.S. withholding obligations, we may recoup or set-off such liability against any amounts owed to you, including, but not limited to, any actual cash dividends or distributions subsequently made with respect to such common stock, the applicable U.S. federal withholding tax that we are required to pay on your behalf.

Dividends and Constructive Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United

States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock

You will recognize gain on the sale, exchange, redemption or other taxable disposition of a note as well as upon the conversion of a note into cash or into a combination of cash and stock. Nevertheless, such gain generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Any stock which you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “— Payments of Interest.”

We believe that we are not and do not anticipate becoming a “U.S. real property holding corporation” for United States federal income tax purposes.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “Payments of Interest” without regard to the statement requirement described in the last bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “Payments of Interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes (and the shares of our common stock into which the note may be converted) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes (and the shares of our common stock issuable upon conversion of the notes) of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (and shares of our common stock issuable upon conversion of the notes) by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes (and shares of our common stock issuable upon conversion of the notes). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, regulations, which we call the Plan Asset Regulations, promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. Since the notes may be converted into ordinary shares there can be no assurance that equity participation in us by benefit plan investors will not be significant. Although no assurance can be given in this regard, we believe that we qualify as an “operating company” and/or that the ordinary shares will qualify for the exemption for a “publicly offered security.”

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and/or the Code.

Representation

Accordingly, by acceptance of a note (and shares of our common stock issuable upon conversion of the notes), each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (and the shares of our common stock issuable upon conversion of the notes) constitutes assets of any Plan or (ii) the purchase and holding of the notes (and shares of our common stock issuable upon conversion of the notes) by such purchaser or transferee will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and the shares of our common stock issuable upon conversion of the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the issues described above.

UNDERWRITING

Ford and the underwriters named below have entered into an underwriting agreement, dated December 6, 2006, with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes set forth in the following table. Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters named below. Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and BNP Paribas Securities Corp. are acting as joint book-running managers for this offering.

Principal Amount
Underwriters	of Notes

Citigroup Global Markets Inc.	$533,893,000
Goldman, Sachs & Co.	533,893,000
J.P. Morgan Securities Inc.	533,893,000
Deutsche Bank Securities Inc.	533,893,000
Lehman Brothers Inc.	533,893,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	533,893,000
Morgan Stanley & Co. Incorporated	533,893,000
BNP Paribas Securities Corp.	269,999,000
HSBC Securities (USA) Inc.	95,624,000
The Royal Bank of Scotland plc	95,624,000
ABN AMRO Rothschild LLC	45,563,000
Barclays Capital Inc.	45,563,000
Credit Suisse Securities (USA) LLC	45,563,000
UBS Securities LLC	45,563,000
Scotia Capital (USA) Inc.	19,620,000
Bear, Stearns & Co. Inc.	19,620,000
Calyon Securities (USA) Inc.	19,620,000
Comerica Securities, Inc.	19,620,000
Dresdner Kleinwort Wasserstein Securities LLC	19,620,000
Harris Nesbitt Corp.	4,230,000
BNY Capital Markets, Inc.	4,230,000
Fortis Securities LLC	4,230,000
PNC Capital Markets, Inc.	4,230,000
Wells Fargo Securities, LLC	4,230,000

Total	$4,500,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of the notes are purchased.

If the underwriters sell more notes than the total aggregate principal amount set forth in the table above, the underwriters have an option to buy up to an additional $450,000,0000 aggregate principal amount to cover such sales. They have up to 30 days from the date of this prospectus supplement to exercise this option. If any notes are purchased pursuant to this option, the underwriters will severally purchase the notes in approximately the same proportion as set forth above.

Ford has agreed to pay a fee of 2.00% (expressed as a percentage of the principal amount of the notes) to the underwriters in connection with this offering of notes.

We have been advised by the underwriters that they propose to offer the notes initially to the public at the public offering price shown on the cover page hereof and to certain dealers at that price less a selling concession of 1.20% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession of 0.01% of the principal amount of the notes on sales to certain other dealers. After the initial offering of the notes, the underwriters may change the offering price and other selling terms.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with this offering, the underwriters may purchase and sell the notes and Ford’s common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing notes or Ford common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases of the notes or shares of common stock made by the representatives in the open market for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased the notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the notes or Ford common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes or Ford common stock. As a result, the price of the notes or Ford common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Ford and certain of its executive officers have agreed for a period of 90 days from the date of this prospectus supplement, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or file or cause to be filed with the SEC a registration statement under the Securities Act of 1933, as amended (“Securities Act of 1933”), relating to, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, any shares of Ford common stock, or any options or warrants to purchase any shares of Ford common stock, or any securities convertible into, exchangeable or exercisable for or that represent the right to receive, shares of Ford common stock, whether any such aforementioned transaction is to be settled by delivery of any such securities, in cash, or otherwise without the prior written consent of Citigroup Global Markets Inc. Notwithstanding these restrictions:

•	Ford may take such actions with respect to issuances of Ford common stock issuable upon conversion or exercise of securities or options outstanding on the date of this prospectus supplement, upon conversion of the notes, as described in this prospectus supplement, issuances of Ford common stock as consideration in future acquisitions, transfers of Ford common stock to affiliates and issuances of Ford common stock or options under existing employee benefit or compensation plans; and

•	Ford’s executive officers subject to the sales restrictions described above may each sell up to 50,000 shares of Ford common stock during the period beginning on the 30th day after the date of this prospectus supplement and ending on the 90th day following the date of this prospectus supplement.

In the ordinary course of business, the underwriters or their affiliates have provided and may in the future provide commercial banking, financial advisory or investment banking services for Ford and its subsidiaries for which they have received or will receive customary compensation. In particular, in connection with Ford’s new senior secured credit facilities, certain of the underwriters and/or certain of their affiliates have acted as arrangers and/or will be lenders under these new facilities.

It is expected that delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the seventh business day following the date of pricing of the notes (we refer to the pricing date as “T” and such settlement cycle as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the following three business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade those notes on the date of pricing or the following three business days should consult their own advisor.

All secondary trading in the notes will settle in immediately available funds.

Ford has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Excluding underwriters’ commissions and discounts, Ford estimates that it will spend approximately $2,350,000 for printing, registration fees, accounting fees and other expenses related to the offering of the notes.

No Public Offering Outside the United States

No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to Ford, the notes in any jurisdiction where action for that purpose is required. Accordingly, the notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the EU prospectus directive, as defined below (each, a “relevant member state”), with effect from and including the date on which the prospectus directive is implemented in that relevant member state (the “relevant implementation date”) the notes will not be offered to the public in that relevant member state prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the prospectus directive, except that, with effect from and including the relevant implementation date, an offer of notes may be made to the public in that relevant member state at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons per Member State, other than qualified investors; or

(d) in any other circumstances which do not require the publication by Ford of a prospectus pursuant to Article 3 of the prospectus directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase the notes, as the same may be varied in that Member State by any measure implementing the prospectus directive in that Member State and the expression “prospectus directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The underwriters have agreed to offer the notes in accordance with the selling restrictions described above and below and to investors in the EEA only (i) in allotments of $100,000 or greater; (ii) to (A) legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or (B) any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and (iii) to fewer than 100 natural or legal persons per Member State.

United Kingdom

The notes may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to Ford. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relate is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

France

This prospectus supplement or any related documents are not being distributed in the context of a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and thus this prospectus supplement or any related documents have not been and will not be submitted to the Autorité des Marchés Financiers for approval in France; the notes have not been offered or sold, and will not be offered or sold, directly or indirectly, to the public in France and this prospectus supplement any related documents to the notes have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France relating and any offers, sales and distributions have been and will be made in France to (i) qualified investors (investisseurs qualifiés) and/or a restricted group of investors (cercle restreint d’investisseurs), in each case, acting for their own account, all as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-2 of the French Monetary and Financial Code and/or (ii) persons providing portfolio management investment services acting for third parties; and this prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus supplement and this prospectus supplement has been distributed on the understanding that such recipients will only participate in the issue or sale of the notes for their own account and undertake not to transfer, directly or indirectly, the notes to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and the notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes and the validity of the Ford common stock issuable upon conversion of the notes have been passed upon for Ford by Peter Sherry, Jr., Secretary and Associate General Counsel of Ford. Certain legal matters in connection with the notes will be passed upon for Ford by Simpson Thacher & Bartlett LLP, New York, New York. In addition, certain matters relating to United States federal income tax considerations as noted under the heading “Certain United States Federal Income and Estate Tax Considerations” have been passed upon for Ford by Simpson Thacher & Bartlett LLP. Certain legal matters in connection with the notes will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York. Shearman & Sterling LLP have in the past provided, and may continue to provide, legal services to Ford and its subsidiaries. Mr. Sherry owns Ford common stock and options to purchase additional shares of Ford common stock that were granted to him pursuant to Ford’s management compensation plans.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Current Report on Form 8-K dated December 5, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting as well as explanatory paragraphs relating to (i) the Company’s restatement of its financial statements as described in Note 28 to the financial statements and (ii) the exclusion of Automotive Component’s Holdings, LLC from the assessment of internal control over financial reporting as of December 31, 2005) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, included in the Current Report on Form 8-K dated December 5, 2006. The report of PricewaterhouseCoopers LLP is given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Ford Motor Company for the three-month periods ended March 31, 2006 and 2005, the six-month periods ended June 30, 2006 and 2005 and the nine-month periods ended September 30, 2006 and 2005, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 8, 2006 (except for the effect of the restatement of the financial statements, as to which date is November 17, 2006), August 4, 2006 (except for the effect of the restatement of the financial statements, as to which date is November 17, 2006) and November 14, 2006 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not “reports” or “parts” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

$10,000,000,000

Ford Motor Company

Senior Debt Securities, Subordinated Debt Securities,
Preferred Stock, Depositary Shares, Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units

FORD MOTOR COMPANY CAPITAL TRUST II
FORD MOTOR COMPANY CAPITAL TRUST III
FORD MOTOR COMPANY CAPITAL TRUST IV
Trust Preferred Securities
Guaranteed as set forth herein by

Ford Motor Company

This prospectus is part of registration statements that we and the Ford Capital Trusts filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or, as applicable, the Ford Capital Trusts may, from time to time, sell the following types of securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000,000:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•	shares of our preferred stock;

•	depositary shares representing a fraction of a share of our preferred stock;

•	shares of our common stock;

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock;

•	stock purchase contracts;

•	stock purchase units;

•	trust preferred securities issued by one of the Ford Capital Trusts; or

•	any combination of these securities.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

Our principal executive offices are located at:

Ford Motor Company
One American Road
Dearborn, Michigan 48126
313-322-3000

Our common stock is traded on the New York Stock Exchange under the symbol “F.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2002.

  You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2000 (our “2000 10-K Report”).

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 (collectively, our “10-Q Reports”).

•	Current Reports on Form 8-K dated and filed on the following dates:

Dated	Filed
March 29, 2001	March 29, 2001
April 3, 2001	April 3, 2001
April 19, 2001	April 19, 2001
May 1, 2001	May 1, 2001
May 22, 2001	May 23, 2001
June 1, 2001	June 1, 2001
June 12, 2001	June 12, 2001
July 3, 2001	July 3, 2001
July 18, 2001	July 18, 2001
August 1, 2001	August 1, 2001
August 17, 2001	August 17, 2001
September 4, 2001	September 4, 2001
September 14, 2001	September 14, 2001
October 2, 2001	October 2, 2001
October 10, 2001	October 11, 2001
October 17, 2001	October 17, 2001
October 18, 2001	October 18, 2001
October 24, 2001	October 24, 2001
October 30, 2001	October 30, 2001
November 1, 2001	November 1, 2001
December 3, 2001	December 3, 2001
December 5, 2001	December 5, 2001
January 3, 2002	January 3, 2002
January 11, 2002	January 11, 2002
January 17, 2002	January 17, 2002

You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Ford Motor Company
One American Road
Dearborn, MI 48126
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

Each of the Ford Capital Trusts is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than its holding as trust assets our subordinated debt securities and the issuing of the trust preferred securities. Further, 100% of the outstanding voting securities of each of the trusts is or will be owned by us and the preferred securities guarantee that we will issue in connection with any issuance of trust preferred securities by the trusts, together with our obligations under the subordinated debt securities and related agreements and instruments, will constitute a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities. Accordingly, pursuant to Rule 3-10(b) of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, no separate financial statements for any of the trusts have been included or incorporated by reference in the registration statements and pursuant to Rule 12h-5 under the Securities Exchange Act of 1934 none of the trusts will be subject to the information reporting requirements of the Securities Exchange Act of 1934.

FORD MOTOR COMPANY

We incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are the world’s second largest producer of cars and trucks combined. We and our subsidiaries also engage in other businesses, including financing and renting vehicles and equipment.

Our business is divided into two business sectors: the Automotive sector and the Financial Services sector. We manage these sectors as three primary operating segments as described below.

Business Sectors	Operating Segments	Description
Automotive:	Automotive	design, manufacture, sale and service of cars and trucks
Financial Services:	Ford Motor Credit Company	vehicle-related financing, leasing and insurance
	The Hertz Corporation	renting and leasing of cars, trucks and industrial and construction equipment, and other activities

FORD CAPITAL TRUSTS

The three trusts, Ford Motor Company Capital Trust II, III and IV (collectively, the “Ford Capital Trusts”), are Delaware business trusts formed to raise capital for us by issuing preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.

We will directly or indirectly own all of the common securities of each of the Ford Capital Trusts. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to three percent of the total capital of each of our trusts.

As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts, provided that the number of trustees shall be at least three. Each of the trusts’ business and affairs will be conducted by the trustees we appoint. The trustees’ duties and obligations are governed by the trusts’ declarations. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939 (the “Trust Indenture Act”). In addition, unless the property trustee maintains a principal place of business in the State of

Delaware and meets the other requirements of applicable law, one trustee of each of the trusts will have its principal place of business or reside in the State of Delaware.

We will pay all of the trusts’ fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds immediately available to make those payments but has not made them.

The principal office of each of the trusts is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126 USA and the telephone number is 313-322-3000.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of our “earnings” to our combined “fixed charges and preferred stock dividends” was as follows for each of the periods indicated:

Years Ended December 31
2001	2000	1999	1998		1997
*	1.7	2.0	3.6	**	1.9

*	Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges. The coverage deficiency was $6.8 billion.

**	Earnings used in calculation of this ratio include the $15,955 million gain on the spin-off of our interest in Associates First Capital Corporation. Excluding this gain, the ratio would have been 1.9.

For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income from continuing operations,

•	any income we received from less-than-fifty-percent-owned companies, and

•	our fixed charges, excluding capitalized interest and preferred stock dividend requirements of our consolidated subsidiaries and trusts.

“Fixed charges and preferred stock dividends” means the sum of:

•	the interest we pay on borrowed funds,

•	the preferred stock dividend requirements of our consolidated subsidiaries and trusts,

•	the amount we amortize for debt discount, premium, and issuance expense,

•	one-third of all our rental expenses (the proportion deemed representative of the interest factor), and

•	our preferred stock dividend requirements, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on our effective income tax rates.

USE OF PROCEEDS

We, or our affiliates, will use the net proceeds from the sale of securities for general corporate purposes, unless we state otherwise in a prospectus supplement. If we intend to use the proceeds to repay outstanding debt, we will provide details about the debt that is being repaid. Each of the Ford Capital Trusts will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities to be issued by us.

DESCRIPTION OF DEBT SECURITIES

We will issue debt securities in one or more series under an Indenture between us and JPMorgan Chase Bank, Trustee. The Indenture may be supplemented from time to time.

The Indenture is a contract between us and JPMorgan Chase Bank acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.

The Indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

The debt securities offered by this prospectus will be limited to a total amount of $10,000,000,000, or the equivalent amount in any currency. The Indenture, however, does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination; and

•	any other terms.

The debt securities will be our unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination.”

Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

The Indenture restricts our ability to pledge some of our assets as security for other debt. Unless we secure the debt securities on an equal basis, the restriction does not permit us to have or guarantee any debt that is secured by (1) any of our principal U.S. plants or (2) the stock or debt of any of our subsidiaries that own or lease one of these plants. This restriction does not apply until the total amount of our secured debt plus the discounted value of the amount of rent we must pay under sale and leaseback transactions involving principal U.S. plants exceeds 5% of our consolidated net tangible automotive assets. This restriction also does not apply to any of the following:

•	liens of a company that exist at the time such company becomes our subsidiary;

• liens in our favor or in the favor of our subsidiaries;

• certain liens given to a government;

•	liens on property that exist at the time we acquire the property or liens that we give to secure our paying for the property; and

• any extension or replacement of any of the above. (Section 10.04)

Limitation on Sales and Leasebacks

The Indenture prohibits us from selling and leasing back any principal U.S. plant for a term of more than three years. This restriction does not apply if:

•	we could create secured debt in an amount equal to the discounted value of the rent to be paid under the lease without violating the limitation on liens provision discussed above;

•	the lease is with or between any of our subsidiaries; or

•	within 120 days of selling the U.S. plant, we retire our funded debt in an amount equal to the net proceeds from the sale of the plant or the fair market value of the plant, whichever is greater.

Merger and Consolidation

The Indenture prohibits us from merging or consolidating with any company, or selling all or substantially all of our assets to any company, if after we do so the surviving company would violate the limitation on liens or the limitation on sales and leasebacks discussed above. This does not apply if the surviving company secures the debt securities on an equal basis with the other secured debt of the company. (Sections 8.01 and 8.03)

Events of Default and Notice Thereof

The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.01.)

Annually, we must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.06.)

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.02.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Defeasance and Covenant Defeasance

Unless the prospectus supplement states otherwise, we will have two options to discharge our obligations under a series of debt securities before their maturity date. These options are known as “defeasance” and “covenant defeasance”. Defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the securities). Covenant defeasance means that as to the applicable series of debt securities we will not have to comply with the covenants described above under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. In addition, if the prospectus supplement states that any additional covenants relating to that series of debt securities are subject to the covenant defeasance provision in the Indenture, then we also would not have to comply with those covenants. (Sections 14.01, 14.02 and 14.03.)

To elect either defeasance or covenant defeasance for any series of debt securities, we must deposit with the Trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the defeasance or covenant defeasance you will not be required to recognize income, gain or loss for federal income tax purposes and you will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the defeasance or covenant defeasance had not occurred. For defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date the debt securities were issued. We must also meet other conditions, such as there being no Events of Default. The amount deposited with the Trustee can be decreased at a later date if in the opinion of a nationally recognized firm of independent public accountants the deposits are greater than the amount then needed to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. (Sections 14.04 and 14.05.)

Our obligations relating to the debt securities will be reinstated if the Trustee is unable to pay the debt securities with the deposits held in trust, due to an order of any court or governmental authority. (Section 14.06.) It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an Event of Default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time, using the deposits held in trust or other money. (Section 14.03.)

Modification of the Indenture

With certain exceptions, our rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

The extent to which a particular series of subordinated debt securities is subordinated to our Senior Indebtedness (as defined below) will be set forth in the prospectus supplement for that series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions. The particular terms of subordination of an issue of subordinated debt securities may supersede the general provisions of the Indenture summarized below.

The Indenture provides that any subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness. This means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we voluntarily liquidate, dissolve or otherwise wind up our affairs, then the holders of all Senior Indebtedness will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, (a) if we default in the payment of any Senior Indebtedness or if any event of default exists and all grace periods with respect thereto have expired under any Senior indebtedness, then, so long as any such default continues, no payment can be made on the subordinated debt securities; and (b) if any series of subordinated debt securities are declared due and payable before their stated maturity because of the occurrence of an Event of Default under the Indenture (other than because of our insolvency, bankruptcy, receivership, liquidation, reorganization or the like), then no payment on the subordinated debt securities can be made unless holders of the Senior Indebtedness are paid in full.

The term “Senior Indebtedness” means (a) the principal of and premium, if any, and interest on all of our indebtedness, whether presently outstanding or later created, (i) for money we borrow, (ii) constituting obligations of others that we either assume or guarantee, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, which means indebtedness, the proceeds of which we use to acquire property or which we issue as all or part of our payment for such property, (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness, and (c) all of our other general unsecured obligations and liabilities, including trade payables. Notwithstanding the foregoing, Senior Indebtedness does not include any of our indebtedness that by its terms is subordinate in right of payment to or of equal rank with the subordinated debt securities.

Global Securities

Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. (Section 2.05.) If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, including our outstanding Series B preferred stock, certain terms of which affect the common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation. See “Where You Can Find More Information.”

Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock.

As of December 31, 2001, we had outstanding 1,738,225,293 shares of common stock, 70,852,076 shares of Class B stock and 7,096,688 depositary shares, each representing 1/2,000th of a share of Series B preferred stock, with a liquidation preference equal to $25.00 per depositary share.

Common Stock and Class B Stock

Rights to Dividends and on Liquidation. Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading “Stock Dividends.” Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting — General. All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock.

Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%.

If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share.

Based on the number of shares of Class B stock and common stock outstanding as of December 31, 2001, each holder of Class B stock is entitled to 16.355 votes per share. Of the outstanding Class B stock as of March 1, 2001, 47,101,508 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default. It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more quarters’ worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

Non-Cumulative Voting Rights. Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class. If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of our restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of our property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

•	voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

Preemptive and Other Subscription Rights. Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock.

In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends. If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock. If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

Miscellaneous; Dilution. If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•	The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

Series B Preferred Stock

General. Our Series B preferred stock is not convertible into any other securities. We are not obligated to redeem or retire the Series B preferred stock.

Ranking. The Series B preferred stock ranks senior to the common stock and Class B stock with respect to dividends and upon liquidation. Generally, this means that we cannot pay dividends on our common stock and Class B stock unless we have paid the full amount of the dividends on the Series B preferred stock that are due and owing at that time. Also, if we are dissolved or liquidated, holders of the Series B preferred stock are required to be paid the full amount of the liquidation preference ($50,000 per share) before any assets can be distributed to holders of common stock or Class B stock.

While Series B preferred stock is outstanding, we cannot create any class of stock that ranks senior to the Series B preferred stock with respect to dividends or upon liquidation without the consent of the holders of two-thirds of the outstanding shares of Series B preferred stock.

Dividends. Holders of Series B preferred stock are entitled to receive, when and as declared by our board of directors, cumulative cash dividends at the rate per annum of 8.25% per share on the liquidation preference of the Series B preferred stock. We pay dividends on the Series B preferred stock quarterly on the first business day of March, June, September and December of each year.

Redemption. We cannot redeem the Series B preferred stock before December 1, 2002, but we can redeem it anytime on and after that date. If we decide to redeem, we can redeem all of the outstanding shares at once, or we can redeem some of the shares at different times. The redemption price is $50,000 per share, plus an amount equal to accrued and unpaid dividends.

We cannot redeem less than all of the outstanding shares of Series B preferred stock unless we have paid the full amount of the dividends on the Series B preferred stock and any other preferred stock ranking equal to the Series B preferred stock that are due and owing at that time.

We also cannot purchase through voluntary sales any shares of Series B preferred stock or any equally ranking preferred stock unless (i) we have paid the full amount of the dividends on the Series B preferred stock and any equally ranking preferred stock that are due and owing at the time or (ii) the purchases are pursuant to a purchase or exchange offer made on the same terms to all holders of Series B preferred stock and any equally ranking preferred stock.

We cannot redeem any shares of Series B preferred stock unless we have sold enough common stock during the two-year period before the redemption so that the money we received from those sales at least equals the liquidation preference ($50,000 per share) of the Series B preferred stock we want to redeem.

Voting Rights. The only voting rights the holders of shares of Series B preferred stock have are those described below:

•	If we are delinquent in the payment of six or more quarters’ worth of dividends (whether or not consecutive) on the Series B preferred stock, then the number of directors of the Company will be increased by two and the holders of shares of Series B preferred stock, voting together as a class with the holders of any other series of preferred stock which have the same voting rights, will have the right to elect the two additional directors to our board of directors at our next annual meeting of stockholders and at each subsequent annual meeting until all such dividends on the Series B preferred stock (and on any other series of preferred stock having the same voting rights) have been paid in full.

•	If we want to change our restated certificate of incorporation in a way that would materially and adversely affect the holders of the Series B preferred stock or if we want to create or increase the amount of any class of stock with rights as to dividends and liquidation that are greater than the Series B preferred stock, then we must get the approval of holders of at least two thirds of the outstanding shares of Series B preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock. Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

Voting. Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock. If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General

We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. Particular terms of any stock purchase contracts and/or stock purchase units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or stock purchase units.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The following is a general description of the terms of the trust preferred securities we may issue from time to time. Particular terms of any trust preferred securities we offer will be described in the prospectus supplement relating to such trust preferred securities.

Each of the Ford Capital Trusts was formed pursuant to the execution of a declaration of trust and the filing of a certificate of trust of such trust with the Delaware Secretary of State. The declaration of trust of each Ford Capital Trust will be amended and restated prior to the issuance by such trust of the trust preferred securities to include the terms referenced in this prospectus and in the applicable prospectus supplement. The original declaration of trust of each Ford Capital Trust is, and the form of the amended and restated declaration of trust of such trust will be, filed as an exhibit to the registration statement of which this prospectus forms a part.

Each of the Ford Capital Trusts may issue only one series of trust preferred securities. The declaration of trust for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the applicable declaration and the Trust Indenture Act.

Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the trust and the date or dates upon which distributions are payable; provided, however, that distributions on the trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which the trust preferred securities are outstanding;

•	whether distributions on trust preferred securities issued by the trust are cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates from which distributions will be cumulative;

•	the amount which shall be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the obligation or the option, if any, of a trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms upon which, trust preferred securities issued by the trust may be purchased or redeemed;

•	the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of the trust;

•	the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

•	whether the trust preferred securities will be convertible or exchangeable into common stock or other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with its declaration or with applicable law.

We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Preferred Securities Guarantees.” Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having the terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its declaration. The terms of the common securities will be substantially identical to the terms of the trust preferred securities issued by the trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.

Distributions

Distributions on the trust preferred securities will be made on the dates payable to the extent that the trust has funds available for the payment of distributions in the trust’s property account. The trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent set forth under “Description of Preferred Securities Guarantees” below.

Deferral of Distributions

With respect to any subordinated debt securities issued to a trust, we will have the right under the terms of the subordinated debt securities to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. As a consequence of our extension of the interest payment period on subordinated debt securities held by a trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. The terms of any subordinated debt securities issued to a trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Distribution of Subordinated Debt Securities

We will have the right at any time to dissolve a trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, to cause the distribution of subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. The right to dissolve the trust and distribute the subordinated debt securities will be conditioned on our receipt of an opinion rendered by tax counsel that the distribution would not be taxable for United States federal income tax purposes to the holders.

Enforcement of Certain Rights by Holders of Preferred Securities

If an event of default under a declaration of trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee’s rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

Notwithstanding, if an event of default under the applicable declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the date such interest or principal is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

Set forth below is a summary of information concerning the preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The preferred guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the relevant preferred securities guarantee, which will be filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

General

Pursuant to each preferred securities guarantee, we will agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by the trust, will be subject to the preferred securities guarantee:

•	any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust shall have funds legally and immediately available for those distributions;

•	the redemption price set forth in the applicable prospectus supplement to the extent the trust has funds legally and immediately available therefor with respect to any trust preferred securities called for redemption by the trust; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds legally and immediately available, and (2) the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay the amounts to the holders.

Each preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the trust shall have funds available therefor. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not pay distributions on the trust preferred securities issued by the trust and will not have funds available therefor. The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the Indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities (our common securities guarantee) to the same extent as the preferred securities guarantee, except that upon an event of default under the Indenture, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Ford

In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the preferred securities guarantee or the declaration of the trust, then, unless otherwise set forth in an applicable prospectus supplement we shall not:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any guarantee payments with respect to any of our other capital stock; or

•	make any payment of principal, interest, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

However, in such circumstances we may:

•	declare and pay stock dividends on our capital stock payable in the same stock on which the dividend is paid; and

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

Modification of the Preferred Securities Guarantees; Assignment

Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of the trust;

•	upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities and common securities of the trust; or

•	upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the preferred securities guarantee.

Events of Default

An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the preferred securities guarantee.

The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee’s rights under such guarantee, without first instituting a legal proceeding against the relevant Ford trust, the guarantee trustee or any other person or entity. Notwithstanding, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.

Status of the Preferred Securities Guarantees

Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute unsecured obligations of Ford and will rank:

•	subordinate and junior in right of payment to all other liabilities of Ford; and

•	senior to our capital stock now or hereafter issued and any guarantee now or hereafter entered into by us in respect of any of our capital stock.

The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

The preferred securities guarantees will constitute a guarantee of payment and not merely of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities to or through agents or underwriters or directly to one or more purchasers. Securities also may be sold by or through broker-dealers in connection with, or upon the termination or expiration of, equity derivative contracts between us or our affiliates and such broker-dealers or their affiliates.

By Agents

We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

We may sell securities directly to you. In this case, no underwriters or agents would be involved.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

The underwriters are required to conduct any offering of trust preferred securities in accordance with Conduct Rule 2810 of the National Association of Securities Dealers, Inc.

LEGAL OPINIONS

Peter Sherry, Jr., Esq., who is our Assistant General Counsel and Assistant Secretary, or another of our lawyers, will give us an opinion about the legality of the securities. Mr. Sherry owns, and such other lawyer likely would own, our common stock and options to purchase shares of our common stock.

EXPERTS

The audited financial statements and financial statement schedules incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP (“PwC”), independent accountants, as indicated in their reports which accompany those financial statements and financial statement schedules, and are incorporated by reference in this prospectus and in the registration statements in reliance upon such reports on those financial statements and financial statement schedules given on their authority as experts in accounting and auditing.

None of the interim financial information included in our 10-Q Reports has been audited by PwC. In reviewing such information, PwC has applied limited procedures in accordance with professional standards for reviews of interim financial information. Accordingly, you should restrict your reliance on their reports on such information. PwC is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the interim financial information because such reports do not constitute “reports” or “parts” of the registration statements prepared or certified by PwC within the meaning of Sections 7 and 11 of the Securities Act of 1933.

$4,500,000,000

Ford Motor Company

4.25% Senior Convertible Notes due 2036

PROSPECTUS SUPPLEMENT

December 6, 2006

Citigroup
Goldman, Sachs & Co.
JPMorgan
Deutsche Bank Securities
Lehman Brothers
Merrill Lynch & Co.
Morgan Stanley
BNP PARIBAS